UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM U-3A-2

       Statement By Holding Company Claiming Exemption Under Rule U-3A-2 from the Provisions of the Public Utility Holding Company Act of 1935

                      To Be Filed Annually Prior to March 1

                       MIDAMERICAN ENERGY HOLDINGS COMPANY

hereby files with the Securities and Exchange Commission, pursuant to Rule 2, its statement claiming exemption as a holding company from the provisions of the Public Utility Holding Company Act of 1935, and submits the following information:

1. Name, state of organization, location and nature of business of claimant and every subsidiary thereof.

     A. MidAmerican Energy Holdings Company - Organized as a holding company. Incorporated in Iowa. Headquartered in Des Moines, Iowa.

          The  following   companies  are  subsidiaries  of  MidAmerican  Energy
          Holdings Company as defined by Section 2(a):

     B.   Utility Subsidiaries
          --------------------
          100% Owned

          MidAmerican  Energy  Company  -  Organized  as  a  public  utility  to generate, transmit and distribute electric energy and to distribute natural gas. Incorporated in Iowa. Headquartered in Des Moines, Iowa.

          i.  100% owned by MidAmerican Energy Company

          CBEC Railway Inc. - Organized to own and operate rail facilities for the transportation of coal. Incorporated in Iowa. Headquartered in Des Moines, Iowa.

          MidAmerican Energy Financing I - Organized as a statutory business trust holding MidAmerican 7.98% Series A Debentures due 2045.

     C.   Nonregulated Business Subsidiaries
          ----------------------------------
          100% Owned

          i. MidAmerican Capital Company - Organized as a holding company for nonregulated business subsidiaries. Incorporated in Delaware. Headquartered in Des Moines, Iowa.

              a.  100% Owned by MidAmerican Capital Company

               AmGasInc. - Organized to market  nonregulated  natural gas to end users. Incorporated in Iowa. Headquartered in Dallas, Texas.

               Cimmred Capital  Company - Organized to invest in, develop and/or manage financial business ventures. Incorporated in Iowa. Headquartered in Wilmington, Delaware.

               Cimmred  Energy  Company  -  Organized  to  manage   nonregulated
                    electric energy. Incorporated in Iowa. Headquartered in Des Moines, Iowa.

               Cimmred Leasing  Company - Organized to invest in, develop and/or manage financial business ventures. Incorporated in South Dakota. Headquartered in Wilmington, Delaware.

               Continental   Power   Exchange,   Inc.  -  Organized  to  provide
                    electronic services to electric energy buyers and sellers. Incorporated in Delaware. Headquartered in Atlanta, Georgia.

               Cornhusker  Railcar  Services,  Inc.  -  Organized  to  engage in
                    railcar  repair  and  maintenance.   Incorporated  in  Iowa.
                    Headquartered in Grand Island, Nebraska.

               *GED Energy Services, Inc. - Organized to market nonregulated oil and gas. Incorporated in Delaware. Headquartered in Tulsa, Oklahoma.

               InterCoast  Capital  Company - Organized  to invest in and manage
                    securities.   Incorporated  in  Delaware.  Headquartered  in
                    Wilmington, Delaware.

               InterCoast  Energy  Company -  Organized  to market  nonregulated electric energy, and produce and market oil and gas. Incorporated in Delaware. Headquartered in Des Moines, Iowa.

               InterCoast Energy  Marketing and Services  Company - Organized to
                    engage in energy marketing at both wholesale and retail. Incorporated in Delaware. Headquartered in Des Moines, Iowa.

               InterCoast  Gas   Marketing   Company  -   Organized   to  market
                    nonregulated   oil  and  gas.   Incorporated   in  Delaware.
                    Headquartered in Des Moines, Iowa.

               InterCoast  Gas  Services  Company  (DE) -  Organized  to  market
                    nonregulated   oil  and  gas.   Incorporated   in  Delaware.
                    Headquartered in Dallas, Texas.

               *InterCoast  Gas  Services  Company  (OK) -  Organized  to market
                    nonregulated   oil  and  gas.   Incorporated   in  Oklahoma.
                    Headquartered in Des Moines, Iowa.

               InterCoast  Global  Management Inc.  -  Organized  to  manage
                    securities    investments.    Incorporated    in   Delaware.
                    Headquartered in Des Moines, Iowa.

               InterCoast Investment Group, Inc. - Organized to invest in and/or manage securities investments. Incorporated in Delaware. Headquartered in Des Moines, Iowa.

               *InterCoast Oil and Gas Company - Organized  to explore,  acquire and develop gas and oil interests. Incorporated in Delaware. Headquartered in Tulsa, Oklahoma.

               InterCoast  Power  Company -  Organized  to  manage  nonregulated
                    electric  energy  investments.   Incorporated  in  Delaware.
                    Headquartered in Des Moines, Iowa.

               InterCoast  Power   Marketing   Company  -  Organized  to  market
                    nonregulated electric energy. Incorporated in Delaware. Headquartered in Des Moines, Iowa.

               InterCoast  Trade  &  Resources   Inc.  -  Organized   to  market
                    nonregulated   oil  and  gas.   Incorporated   in  Delaware.
                    Headquartered in Des Moines, Iowa.

               InterCoast Ventures  Company - Organized to make venture  capital investments. Incorporated in Delaware. Headquartered in Des Moines, Iowa.

               IWG  Co.  3  -  Organized  to  invest  in  leveraged  leases  and
                    nonregulated  power  projects.   Incorporated  in  Delaware.
                    Headquartered in Wilmington, Delaware.

               IWG Co. 4 - Organized to hold equity participations in leveraged equipment leases. Incorporated in Delaware. Headquartered in Wilmington, Delaware.

               IWG  Co. 8 -  Organized  to  invest  in  nonregulated  hydropower
                    projects   or   companies.    Incorporated    in   Delaware.
                    Headquartered in Des Moines, Iowa.

               IWG  Co.  9  -   Organized   to  make   investments   in  limited
                    partnerships managing high yield bonds. Incorporated in Delaware. Headquartered in Des Moines, Iowa.

               *Medallion California  Properties Company - Organized to explore, acquire and develop gas and oil interests. Incorporated in Texas. Headquartered in Pacoima, California.

               MWR  Capital Inc. - Organized to invest in, develop and/or manage
                    financial   business   ventures.   Incorporated   in   Iowa.
                    Headquartered in Wilmington, Delaware.

               MWR  Investments,  Inc. - Organized to invest in,  develop and/or
                    manage   investments   and  financial   business   ventures.
                    Incorporated in Iowa. Headquartered in Des Moines, Iowa.

               TTP, Inc. -  Organized  to invest  in,  develop  and  manage a
                    cogeneration    partnership.     Incorporated    in    Iowa.
                    Headquartered in Des Moines, Iowa.

               UNITRAIN,  Inc. - Organized  to own,  lease and operate  railroad coal cars and to maintain railroad cars owned by others. Incorporated in Iowa. Headquartered in Des Moines, Iowa.

               b. Less than 100% but Greater than 10% Owned by MidAmerican Capital Company

               Diversified Electronics, Ltd. - Organized to provide home
                    security services. Incorporated in Iowa. Headquartered in Des Moines, Iowa.

               Edge Technologies,  Inc. - A joint  venture  organized in Iowa to generate capital for the development and commercialization of inventions. Incorporated in Iowa. Headquartered in Ames, Iowa.

               Founders Trust Company - Organized to provide  investment  advice and trust services. Incorporated in Texas. Headquartered in Dallas, Texas.

               McLeod,   Inc.   -    Organized    to   provide    fiber    optic
                    telecommunications    services.    Incorporated   in   Iowa.
                    Headquartered in Cedar Rapids, Iowa.

               Mycotech  Corporation - Organized to produce fungal  products for biopesticide and bioremediation applications. Incorporated in Delaware. Headquartered in Butte, Montana.

               Synergics,  Inc. - Organized to develop and operate  nonregulated hydropower projects. Incorporated in Maryland. Headquartered in Annapolis, Maryland.

               Tenaska III Texas Partners - Organized in Texas to construct, own and operate a cogeneration plant located near Paris, Texas. Headquartered in Omaha, Nebraska.

               Utech Venture Capital   Corporation  -  Organized  to  invest  in
                    venture capital. Incorporated in Delaware. Headquartered in Wilmington, Delaware.

          ii. Midwest Capital Group, Inc. - Organized as a holding company for nonregulated business development subsidiaries. Incorporated in Iowa. Headquartered in Des Moines, Iowa.

               a.   100% Owned by Midwest Capital Group, Inc.

               Dakota Dunes  Development  Company  -  Organized  to  invest  in, develop and/or manage real estate business ventures. Incorporated in Iowa. Headquartered in Dakota Dunes, South Dakota.

               Middlewood Mall,  Inc. - Organized to invest in,  develop  and/or manage commercial real estate ventures. Incorporated in Iowa. Headquartered in Des Moines, Iowa.

          b.   Less than 100% but Greater than 10% Owned

               Capital Center II Limited  Partnership  - Organized to construct, own, and operate office buildings in Des Moines, Iowa. Partnership formed in Iowa. Headquartered in Des Moines, Iowa.

               Capital Center III Limited  Partnership - Organized to construct, own and operate an office building in Des Moines, Iowa. Partnership formed in Iowa. Headquartered in Des Moines, Iowa.

               Northgate Park  Associates  -  Organized  to  develop  and own an office park. Partnership formed in Iowa. Headquartered in Iowa City, Iowa.

               RiverCenter Plaza Development Co., L.C. - Organized to construct,
                    own  and  operate  a   commercial   real   estate   venture.
                    Incorporated in Iowa. Headquartered in Davenport, Iowa.


     D.   Inactive Subsidiaries
          ---------------------
          100% Owned

            Midwest Gas  Company  -  Incorporated  in Iowa.  Headquartered  in
              Des Moines, Iowa.

            DCCO, Inc. - Incorporated in Minnesota.  Headquartered in
              Des Moines, Iowa.

            ENEREX, Inc. - Incorporated in Iowa.  Headquartered in Des Moines,

            InterCoast Sierra Power Company - Incorporated in Delaware.
              Headquartered in Des Moines, Iowa.

            InterCoast WindRiver Company - Incorporated in Delaware.
              Headquartered in Des Moines, Iowa.

            Iowa-Illinois Ventures, Inc. - Incorporated in Delaware.
              Headquartered in Des Moines, Iowa.

            Terra Blue Company - Incorporated in Delaware.  Headquartered in
              Omaha, Nebraska.

            MidAmerican Energy Financing II - Organized as a statutory business trust.

        * Subsidiaries were sold in January 1997, to KCS Energy, Inc.

2. A brief description of the properties of the claimant and each of its subsidiary public utility companies.

     A.   MidAmerican  Energy  Holdings  Company is a holding company which owns
          electric  and  gas  utility   operations   and  various  nonregulated
          businesses. MidAmerican Energy Holdings Company owns no physical utility property.

     B. MidAmerican Energy Company ("MidAmerican" or "Company") is a regulated public utility company, incorporated in the State of Iowa. On July 1, 1995, Iowa-Illinois Gas and Electric Company, Midwest Resources Inc. and its utility subsidiary, Midwest Power Systems Inc., merged with and into MidAmerican.

          The Company's utility operations consist of three principal business units: electric generation, marketing, and energy delivery. The
          Company is primarily   engaged  in  the   business   of   generating,
          transmitting, distributing and selling electric energy and distributing, selling and transporting natural gas. The energy delivery unit owns intrastate natural gas transmission lines that do not constitute a material portion of the overall distribution system; as such these lines are classified as distribution lines for accounting purposes.

          The Company's utility service territory spans the State of Iowa, serving most of its larger cities as well as areas of Illinois, South Dakota, and a small area of Nebraska. MidAmerican provides electric service to 642,000 customers in Iowa, Illinois, and South Dakota and natural gas service to 610,000 customers in Iowa, Illinois, South Dakota, and Nebraska.


          i.  ELECTRIC OPERATIONS:

              MidAmerican's transmission lines, operating from 34,500 to 345,000 volts, totalled 4,239 circuit miles at December 31, 1996 (3,948 miles are located in Iowa). MidAmerican owned 278 distribution substations (244 are located in Iowa) and 54 transmission substations (49 in Iowa) at December 31, 1996.

              MidAmerican owns or connects with electric transmission lines which deliver electric energy at or near the Iowa state border at the following interconnecting points:

               1. 161 kv interconnection near Creston, Iowa with Western Area Power Administration;

               2. 161 kv interconnection near Clarinda, Iowa with St. Joseph Light and Power Company;

               3. 345 and 161 kv interconnections at Council Bluffs, Iowa with Omaha Public Power District;

               4. 345 and 161 kv interconnections at Sioux City, Iowa with Omaha Public Power District;

               5. 69 kv interconnection at Hamburg, Iowa with Associated Electric Cooperative, Inc.;

               6. 345 kv interconnections near Hills, Iowa and near Haskins, Iowa with Union Electric Company;

               7. 345 kv interconnection at Sioux City, Iowa with Nebraska Public Power District;

               8. 345 kv interconnection at Cooper Nuclear Station with Nebraska Public Power District;

               9. 345 kv interconnection near Lakefield Junction, Minnesota, with Interstate Power Company;

               10. 345 and 161 kv interconnections near Sioux City, Iowa with Western Area Power Administration;

               11. 345 kv interconnection at Quad-Cities Station near Cordova, Illinois, with Commonwealth Edison Company and Interstate Power Company;
                                      -5-

               12.  161  kv  interconnection  near  Galesburg,   Illinois,  with
                    Illinois Power Company; and

               13. 161 kv interconnection near Camanche, Iowa, with Interstate Power Company.



              MidAmerican owns or connects with the following transmission lines at or near the Iowa state border in order to serve its electric customers:

              1.   two 69 kv transmission lines near McCook Lake, South Dakota;

              2.   one 69 kv transmission line near Alcester, South Dakota;

              3.   one 161 kv transmission line near Rock Island, Illinois;

              4.   one 161 kv transmission line in East Moline, Illinois;

              5. one 69 kv transmission line in or near Port Bryan and Cordova, Illinois;

              6.   two 69 kv transmission lines in East Moline, Illinois;

              7.   two 69 kv transmission lines in Moline, Illinois; and

              8.   one 69 kv transmission line in Rock Island, Illinois.

              Electric generating facilities at December 31, 1996 consisted of the following. The net accredited generating capacity, along with the participation purchases and sales, net, and firm purchases and sales, net, are shown for the summer 1996 accreditation.

                                                                  Accredited
                                              Percent             Generating
              Plant                          Ownership   Fuel   Capability (MW)
-----------------------------------------    ---------  ------  ---------------

Steam Electric Generating Plants:
     Iowa
          George Neal Station
              Unit No. 1                       100.0     Coal         135
              Unit No. 2                       100.0     Coal         300
              Unit No. 3 (jointly owned)        72.0     Coal         371
              Unit No. 4 (jointly owned)        41.0     Coal         253
          Ottumwa Unit (jointly owned)          52.0     Coal         372
          Louisa Unit (jointly owned)           88.0     Coal         616
          Council Bluffs Energy Center
              Unit No. 1                       100.0     Coal          46
              Unit No. 2                       100.0     Coal          88
              Unit No. 3 (jointly owned)        79.0     Coal         534
          Riverside Station
              Unit No. 3                       100.0     Coal           5
              Unit No. 5                       100.0     Coal         130
Total Steam Electric Generating Units                               2,850



                                                                Accredited
                                            Percent             Generating
              Plant                        Ownership    Fuel   Capability (MW)
-----------------------------------------  ---------   ------  ---------------

Combustion Turbines:
     Iowa
          Parr-2 units                        100.0    Gas or Oil      31
          Electrifarm-3 units                 100.0    Gas or Oil     185
          River Hills Energy Center-8 units   100.0    Gas or Oil     116
          Sycamore Energy Center-2 units      100.0    Gas or Oil     149
          Pleasant Hill-3 units               100.0    Oil            148
          Coralville-1 unit                   100.0    Gas or Oil      64
     Illinois
          Moline-4 units                      100.0    Gas or Oil      64
Total Combustion Turbine                                              757

Nuclear:
     Illinois
          Quad-Cities Station
          Unit No. 1 (jointly owned)           25.0    Nuclear        192
          Unit No. 2 (jointly owned)           25.0    Nuclear        193
     Nebraska
          Cooper Station (Note 1)              50.0    Nuclear        387
Total Nuclear                                                         772

Hydro:
     Illinois
          Moline - 4 units                    100.0    Water            3
Total Hydro                                                             3

Net Accredited Generating Capability                                4,382
Participation Purchases and Sales, Net                                (81)
  Total Net Accredited Generating Capability                        4,301

Firm Purchases and Sales, Net                                        (120)
Adjusted Net Accredited Generating Capability                       4,181


(1) Cooper Nuclear Station is owned by Nebraska Public Power District and the amount shown is MidAmerican's entitlement (50 percent) of Cooper's accredited capability under a power purchase agreement extending to the year 2004.

          ii. GAS OPERATIONS

              MidAmerican serves customers in Iowa, Illinois, South Dakota, and Nebraska. The Federal Energy Regulatory Commission (FERC) issued orders (collectively Order 636) effective November 1, 1993, which have significantly changed the operations and regulatory requirements for interstate pipeline companies. Prior to the effective date of Order 636, natural gas was supplied by various pipeline companies, producers, and brokers and was transported by Northern Natural Gas Company, Natural Gas Pipeline Co. of America and ANR Pipeline Co. The Order 636 changes directly impact local distribution companies (LDCs), including MidAmerican, by requiring LDCs to assume responsibility for the procurement, transportation and storage of natural gas.

              Natural gas is distributed through 18,732 miles of distribution mains and services of which 14,636 miles are located in Iowa, 2,000 miles in Illinois, 1,954 miles in South Dakota and 142 miles in Nebraska.

              Other natural gas property owned includes: three liquefied natural gas plants located in Bettendorf, Iowa, Waterloo, Iowa, and Des Moines, Iowa with 109,600 MMBtu maximum daily delivery capacity and four propane-air gas peak shaving plants of which three are located in Iowa and one in South Dakota, with a total maximum daily delivery capacity of 78,940 MMBtu.

3. The following information, along with additional data, provides the electric and natural gas data for MidAmerican for the year ended December 31, 1996.

     a.   (1) Number of kWh of electric energy sold (at retail or wholesale):

                   Retail                                        15,272,837,000
                   Sales for Resale                               6,727,326,000

          (2)  Number  of  MMBtu  of  natural  gas   distributed
               (at  retail):                                        100,985,000

     b. (1) Number of kWh of electric energy distributed at retail outside of the state of incorporation:

                   South Dakota                                     102,282,000
                   Illinois                                       1,625,031,000

          (2) Number of MMBtu of natural gas distributed at retail outside of the state of incorporation:

                    Illinois                                         11,042,000
                    South Dakota                                     10,343,000
                    Nebraska                                            673,000

     c. (1) Number of kWh of electric energy sold at wholesale outside of the state of incorporation, or at the state line: None

          The number of kWh of electric energy sold at wholesale outside of the state of incorporation, or at the state line, excludes the following sales for resale transactions originating within the State of Iowa to purchasers outside the state: 5,309,249,000.

          (2) Number of MMBtu of natural gas sold at wholesale outside of the state of incorporation, or at the state line: None

     d. (1) Number of kWh of electric energy purchased outside of the state of incorporation, or at the state line:

               Nebraska                                           3,815,918,000
               Minnesota                                            283,798,000
               South Dakota                                         240,282,000
               North Dakota                                         236,606,000
               Illinois                                             227,743,000
               Missouri                                              81,141,000
               Texas                                                 73,985,000
               Wisconsin                                             27,494,000
               Kentucky                                              23,142,000
               Other states                                          30,507,000


          (2) Number of MMBtu of natural gas purchased outside of the state of incorporation, or at the state line:

               Texas                                                 29,406,000
               Minnesota                                             19,227,000
               Kansas                                                13,603,000
               Louisiana                                              6,246,000
               New Mexico                                             1,951,000
               Oklahoma                                                 415,000
               Illinois                                                  73,000

     e.   Additional Data:

          (1)  Electric operating revenues (000):
               Iowa                      87.3%                        $  959,293
               Outside of Iowa           12.7%                        $  139,715
               Total                    100.0%                        $1,099,008

          (2)  Natural gas operating revenues (000):
               Iowa                      78.9%                         $423,338
               Outside of Iowa           21.1%                         $113,415
               Total                    100.0%                         $536,753

          (3)  Total average electric customers:
               Iowa                      86.4%                          551,541
               Outside of Iowa           13.6%                           86,481
               Total                    100.0%                          638,022

          (4)  Total average natural gas customers:
               Iowa                      78.6%                          474,735
               Outside of Iowa           21.4%                          129,231
               Total                    100.0%                          603,966

          (5)  Net utility plant- electric (000)
               Iowa                      88.3%                       $1,923,107
               Outside of Iowa           11.7%                         $254,585
               Total                    100.0%                       $2,177,692


          (6)  Net utility plant- gas (000):

               Iowa                      80.1%                         $362,596
               Outside of Iowa           19.9%                         $ 90,297
               Total                    100.0%                         $452,893

4. The following information for the reporting period with respect to claimant and each interest it holds directly or indirectly in an EWG or a foreign utility company.

     a. Name, Location, business address and description of the facilities used by the EWG or foreign utility company: None

     b. Name of each system company that holds an interest in such EWG or foreign utility company: None

     c. Type and amount of capital invested, directly or indirectly, or any direct or indirect guarantee of the security of the EWG or foreign utility company by the holding company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company:
          None

     d. Capitalization and earnings of the EWG or foreign utility company during the reporting period: None

     e. Identify any service, sales or construction contracts between the EWG or foreign utility company and a system company: None

Exhibit A

     Exhibit A, pages 1 through 27 (see attached), shows consolidating statements of income and retained earnings of the claimant and its subsidiary companies for the year ended December 31, 1996, together with consolidating balance sheets of the claimant and its subsidiary companies as of December 31, 1996.

Exhibit B

     A consolidated financial data schedule will accompany the filed version of this draft form when filed with the Commission via EDGAR.

Exhibit C

     Not Applicable.

     The above named claimant has caused this statement to be duly executed on its behalf by its authorized officer on this 28th day of February, 1997.



                                       MidAmerican Energy Holdings Company



                                       By
                                          ------------------------------------
                                          P. G. Lindner, Senior Vice President
                                                and Chief Financial Officer

Attest:




------------------------------------
  P. J. Leighton, Vice President and
        Corporate Secretary



All notices and correspondence concerning this statement should be addressed to:

                          P.J. Leighton
                          Vice President and Corporate Secretary
                          MidAmerican Energy Holdings Company
                          P.O. Box 657
                          Des Moines, IA  50303-0657

                                                                       EXHIBIT A
                                                                    Page 1 of 27

                       MIDAMERICAN ENERGY HOLDINGS COMPANY
                        CONSOLIDATING STATEMENTS OF INCOME
                                   FORM U-3A-2
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                 (in thousands)

                                        Consolidated                                   Consolidated    Consolidated    Consolidated
                                         MidAmerican                    MidAmerican     MidAmerican      Midwest       MidAmerican
                                           Energy                         Energy          Energy          Capital        Capital
                                          Holdings                       Holdings        Company        Group Inc.       Company
                                          Company       Eliminations      Company        (page 2)        (page 3)       (pages 4-9)
                                        -----------     ------------    -----------    ------------    ------------    ------------

Operating Revenues                      $ 1,872,612     $      --       $      --      $ 1,635,761     $    10,404     $   226,447

Operating Expenses                        1,528,974            --              --        1,275,348          10,620         243,006
                                        -----------     -----------     -----------    -----------     -----------     -----------

Operating Income (Loss)                     343,638            --              --          360,413            (216)        (16,559)
                                        -----------     -----------     -----------    -----------     -----------     -----------

Other Income (Expense)                       18,872            --              --            3,998           2,298          12,576

Income (Loss) From Subsidiaries                --          (130,904)        130,904            --             --

Fixed Charges                               120,327            (292)           --           96,753           1,985          21,881
                                        -----------     -----------     -----------    -----------     -----------     -----------

Income Before Taxes                         242,183        (130,612)        130,904        267,658              97         (25,864)

Income Tax Expense (Benefit)                 98,422             150            --          112,927             (93)        (14,562)
                                        -----------     -----------     -----------    -----------     -----------     -----------

Income From Continuing Operations           143,761        (130,762)        130,904        154,731             190         (11,302)

Income(Loss) From Discontinued
  Operations (a)                            (12,715)          6,869            --          (10,161)           --            (9,423)
                                        -----------     -----------     -----------    -----------     -----------     -----------

Net Income                              $   131,046     $  (123,893)    $   130,904    $   144,570     $       190     $   (20,725)
                                        ===========     ===========     ===========    ===========     ===========     ===========


(a) The Company's construction subsidiaries were recorded as discontinued operations at September 30, 1994. InterCoast Oil & Gas Co., Continental Power Exchange, and GED Energy Services were recorded as discontinued in September 1996. In January of 1997, GED Energy Services and InterCoast Oil & Gas Co., including InterCoast Gas Services-(OK) and Medallion California Properties Co., were sold to KCS Energy, Inc.

(b) Capital Center II Limited Partnership, and Capital Center III Limited Partnership, Northgate Park Associates and Rivercenter Plaza Development Co., L.C. are accounted for in Midwest Capital Group, Inc.; Edge Technologies Inc., Utech Venture Capital Corporation and McLeod, Inc. are accounted for in MWR Investments Inc.; Founders Trust Company is accounted for in InterCoast Investment Group Inc.; Mycotech is accounted for in MidAmerican Capital Company. Synergics Inc. is accounted for in IWG Co. 8.; Tenaska III Texas Partners is accounted for in TPP, Inc.; Medallion California Properties Company and InterCoast Gas Services (OK) are accounted for in InterCoast Oil & Gas Co.

(c) During the second quarter of 1996, InterCoast Energy Company changed its name to MidAmerican Capital Company. In addition, a new subsidiary was formed under MidAmerican Capital Company, named InterCoast Energy Company.

                                                                       EXHIBIT A
                                                                    Page 2 of 27

                       MIDAMERICAN ENERGY HOLDINGS COMPANY
                        CONSOLIDATING STATEMENTS OF INCOME
                                   FORM U-3A-2
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                 (in thousands)

                                                     Consolidated
                                                     MidAmerican                       MidAmerican                       MidAmerican
                                                       Energy                            Energy             CBEC           Energy
                                                       Company         Eliminations      Company           Railway        Financing
                                                     -----------       ------------    -----------       ----------      ----------

Operating Revenues                                   $ 1,635,761       $     --        $ 1,635,761       $     --        $     --

Operating Expenses                                     1,275,348             --          1,275,348             --              --
                                                     -----------       ----------      -----------       ----------      ----------

Operating Income (Loss)                                  360,413             --            360,413             --              --
                                                     -----------       ----------      -----------       ----------      ----------

Other Income (Expense)                                     3,998             (297)           3,998             --               297

Income (Loss) From Subsidiaries                             --                 (9)               9             --              --

Fixed Charges                                             96,753             (297)          96,762             --               288
                                                     -----------       ----------      -----------       ----------      ----------

Income Before Taxes                                      267,658               (9)         267,658             --                 9

Income Tax Expense (Benefit)                             112,927             --            112,927             --              --
                                                     -----------       ----------      -----------       ----------      ----------

Income From Continuing Operations                        154,731               (9)         154,731             --                 9

Income (Loss) From Discontinued Operations (a)           (10,161)            --            (10,161)            --              --
                                                     -----------       ----------      -----------       ----------      ----------

Net Income                                           $   144,570       $       (9)     $   144,570       $     --        $        9
                                                     ===========       ==========      ===========       ==========      ==========


(a) The Company's construction subsidiaries were recorded as discontinued operations at September 30, 1994. InterCoast Oil & Gas Co., Continental Power Exchange, and GED Energy Services were recorded as discontinued in September 1996. In January of 1997, GED Energy Services and InterCoast Oil & Gas Co., including InterCoast Gas Services-(OK) and Medallion California Properties Co., were sold to KCS Energy, Inc.

(b) Capital Center II Limited Partnership, and Capital Center III Limited Partnership, Northgate Park Associates and Rivercenter Plaza Development Co., L.C. are accounted for in Midwest Capital Group, Inc.; Edge Technologies Inc., Utech Venture Capital Corporation and McLeod, Inc. are accounted for in MWR Investments Inc.; Founders Trust Company is accounted for in InterCoast Investment Group Inc.; Mycotech is accounted for in MidAmerican Capital Company. Synergics Inc. is accounted for in IWG Co. 8.; Tenaska III Texas Partners is accounted for in TPP, Inc.; Medallion California Properties Company and InterCoast Gas Services (OK) are accounted for in InterCoast Oil & Gas Co.

(c) During the second quarter of 1996, InterCoast Energy Company changed its name to MidAmerican Capital Company. In addition, a new subsidiary was formed under MidAmerican Capital Company, named InterCoast Energy Company.

                                                                       EXHIBIT A
                                                                    Page 3 of 27

                       MIDAMERICAN ENERGY HOLDINGS COMPANY
                        CONSOLIDATING STATEMENTS OF INCOME
                                   FORM U-3A-2
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                 (in thousands)

                                                    Consolidated                          Midwest          Dakota
                                                      Midwest                             Capital          Dunes
                                                      Capital                              Group         Development      Middlewood
                                                     Group Inc.      Eliminations         Inc. (b)         Company        Mall, Inc.
                                                    ------------     ------------      ------------      -----------      ----------

Operating Revenues                                  $    10,404       $      (33)      $       940       $    5,599       $    3,898

Operating Expenses                                       10,620              (33)            1,684            5,962            3,007
                                                    -----------       ----------       -----------       ----------       ----------

Operating Income (Loss)                                    (216)             --               (744)            (363)             891
                                                    -----------       ----------       -----------       ----------       ----------

Other Income (Expense)                                    2,298           (1,683)            1,913              209            1,859

Income (Loss) From Subsidiaries                            --                109              (109)            --               --

Fixed Charges                                             1,985           (1,683)              205            1,802            1,661
                                                    -----------       ----------       -----------       ----------       ----------

Income Before Taxes                                          97              109               855           (1,956)           1,089

Income Tax Expense (Benefit)                                (93)            --                 665             (893)             135
                                                    -----------       ----------       -----------       ----------       ----------

Income From Continuing Operations                           190              109               190           (1,063)             954

Income (Loss) From Discontinued Operations (a)            --                --                --               --               --
                                                    -----------       ----------       -----------       ----------       ----------

Net Income                                          $       190       $      109       $       190       $   (1,063)      $      954
                                                    ===========       ==========       ===========       ==========       ==========


(a) The Company's construction subsidiaries were recorded as discontinued operations at September 30, 1994. InterCoast Oil & Gas Co., Continental Power Exchange, and GED Energy Services were recorded as discontinued in September 1996. In January of 1997, GED Energy Services and InterCoast Oil & Gas Co., including InterCoast Gas Services-(OK) and Medallion California Properties Co., were sold to KCS Energy, Inc.

(b) Capital Center II Limited Partnership, and Capital Center III Limited Partnership, Northgate Park Associates and Rivercenter Plaza Development Co., L.C. are accounted for in Midwest Capital Group, Inc.; Edge Technologies Inc., Utech Venture Capital Corporation and McLeod, Inc. are accounted for in MWR Investments Inc.; Founders Trust Company is accounted for in InterCoast Investment Group Inc.; Mycotech is accounted for in MidAmerican Capital Company. Synergics Inc. is accounted for in IWG Co. 8.; Tenaska III Texas Partners is accounted for in TPP, Inc.; Medallion California Properties Company and InterCoast Gas Services (OK) are accounted for in InterCoast Oil & Gas Co.

(c) During the second quarter of 1996, InterCoast Energy Company changed its name to MidAmerican Capital Company. In addition, a new subsidiary was formed under MidAmerican Capital Company, named InterCoast Energy Company.

                                                                       EXHIBIT A
                                                                    Page 4 of 27

                       MIDAMERICAN ENERGY HOLDINGS COMPANY
                        CONSOLIDATING STATEMENTS OF INCOME
                                   FORM U-3A-2
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                 (in thousands)

                                                Consolidated
                                                MidAmerican                   MidAmerican
                                                   Capital                      Capital     InterCoast
                                                  Company      Eliminations   Company (b)   Capital Co.    IWG Co. 3     IWG Co. 4
                                                ------------   ------------   -----------   -----------    ----------    -----------

Operating Revenues                              $   226,447    $      --      $     --      $      --      $     --      $     --

Operating Expenses                                  243,006           --           3,116          1,589            52           553
                                                -----------    -----------    ----------    -----------    ----------    ----------

Operating Income (Loss)                             (16,559)          --          (3,116)        (1,589)          (52)         (553)
                                                -----------    -----------    ----------    -----------    ----------    ----------

Other Income                                         12,576           --             413         18,826           692          --

Income From Subsidiaries                               --            4,615        (4,615)          --            --            --

Fixed Charges                                        21,881           --          23,816           --            --            --
                                                -----------    -----------    ----------    -----------    ----------    ----------

Income Before Taxes                                 (25,864)         4,615       (31,134)        17,237           640          (553)

Income Tax Expense (Benefit)                        (14,562)          --         (12,088)         1,872          (556)          (49)
                                                -----------    -----------    ----------    -----------    ----------    ----------

Income From Continuing Operations                   (11,302)         4,615       (19,046)        15,365         1,196          (504)

Income (Loss) From Discontinued
  Operations (a)(d                                   (9,423)          --          (1,679)          --            --            --
                                                -----------    -----------    ----------    -----------    ----------    ----------

Net Income                                      $   (20,725)   $     4,615    $  (20,725)   $    15,365    $    1,196    $     (504)
                                                ===========    ===========    ==========    ===========    ==========    ==========


(a) The Company's construction subsidiaries were recorded as discontinued operations at September 30, 1994. InterCoast Oil & Gas Co., Continental Power Exchange, and GED Energy Services were recorded as discontinued in September 1996. In January of 1997, GED Energy Services and InterCoast Oil & Gas Co., including InterCoast Gas Services-(OK) and Medallion California Properties Co., were sold to KCS Energy, Inc.

(b) Capital Center II Limited Partnership, and Capital Center III Limited Partnership, Northgate Park Associates and Rivercenter Plaza Development Co., L.C. are accounted for in Midwest Capital Group, Inc.; Edge Technologies Inc., Utech Venture Capital Corporation and McLeod, Inc. are accounted for in MWR Investments Inc.; Founders Trust Company is accounted for in InterCoast Investment Group Inc.; Mycotech is accounted for in MidAmerican Capital Company. Synergics Inc. is accounted for in IWG Co. 8.; Tenaska III Texas Partners is accounted for in TPP, Inc.; Medallion California Properties Company and InterCoast Gas Services (OK) are accounted for in InterCoast Oil & Gas Co.

(c) During the second quarter of 1996, InterCoast Energy Company changed its name to MidAmerican Capital Company. In addition, a new subsidiary was formed under MidAmerican Capital Company, named InterCoast Energy Company.

                                                                       EXHIBIT A
                                                                    Page 5 of 27


                       MIDAMERICAN ENERGY HOLDINGS COMPANY
                        CONSOLIDATING STATEMENTS OF INCOME
                                   FORM U-3A-2
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                 (in thousands)

                                                                                                            InterCoast
                                                  InterCoast   InterCoast                                      Gas
                                                   Ventures      Power                                      Marketing     InterCoast
                                                   Company      Company       IWG Co.8(b)    IWG Co. 9       Company      Windriver
                                                -----------    -----------    -----------   -----------    -----------    ----------
Operating Revenues                              $      --      $      --      $     --      $      --      $     --      $     --

Operating Expenses                                      133            132           264            116          --            --
                                                -----------    -----------    ----------    -----------    ----------    ----------

Operating Income (Loss)                                (133)          (132)         (264)          (116)         --            --
                                                -----------    -----------    ----------    -----------    ----------    ----------

Other Income (Expense)                                   43         (5,188)       (5,026)           971          --            --

Income (Loss) From Subsidiaries                        --             --            --             --            --            --

Fixed Charges                                          --             --            --             --            --            --
                                                -----------    -----------    ----------    -----------    ----------    ----------

Income Before Taxes                                     (90)        (5,320)       (5,290)           855          --            --

Income Tax Expense (Benefit)                            (55)           (39)       (2,142)           174           134             1
                                                -----------    -----------    ----------    -----------    ----------    ----------

Income From Continuing Operations                       (35)        (5,281)       (3,148)           681          (134)           (1)

Income (Loss) From Discontinued
Operations (a)                                        --             --            --             --            --            --
                                                -----------    -----------    ----------    -----------    ----------    ----------

Net Income                                      $       (35)   $    (5,281)   $   (3,148)   $       681    $     (134)   $       (1)
                                                ===========    ===========    ==========    ===========    ==========    ==========


(a) The Company's construction subsidiaries were recorded as discontinued operations at September 30, 1994. InterCoast Oil & Gas Co., Continental Power Exchange, and GED Energy Services were recorded as discontinued in September 1996. In January of 1997, GED Energy Services and InterCoast Oil & Gas Co., including InterCoast Gas Services-(OK) and Medallion California Properties Co., were sold to KCS Energy, Inc.

(b) Capital Center II Limited Partnership, and Capital Center III Limited Partnership, Northgate Park Associates and Rivercenter Plaza Development Co., L.C. are accounted for in Midwest Capital Group, Inc.; Edge Technologies Inc., Utech Venture Capital Corporation and McLeod, Inc. are accounted for in MWR Investments Inc.; Founders Trust Company is accounted for in InterCoast Investment Group Inc.; Mycotech is accounted for in MidAmerican Capital Company. Synergics Inc. is accounted for in IWG Co. 8.; Tenaska III Texas Partners is accounted for in TPP, Inc.; Medallion California Properties Company and InterCoast Gas Services (OK) are accounted for in InterCoast Oil & Gas Co.

(c) During the second quarter of 1996, InterCoast Energy Company changed its name to MidAmerican Capital Company. In addition, a new subsidiary was formed under MidAmerican Capital Company, named InterCoast Energy Company.

                                                                       EXHIBIT A
                                                                    Page 6 of 27

                       MIDAMERICAN ENERGY HOLDINGS COMPANY
                        CONSOLIDATING STATEMENTS OF INCOME
                                   FORM U-3A-2
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                 (in thousands)


                                                                              InterCoast
                                                  GED &                         Energy
                                                InterCoast                    Marketing &   InterCoast     Continental     Iowa-
                                                  Oil &        InterCoast      Services      Power           Power       Illinois
                                                Gas (b)(d)     Sierra Pwr      Co. (b)      Marketing      Exch. (d)     Ventures
                                                -----------    -----------    ----------    -----------    ----------    ----------

Operating Revenues                              $      --      $      --      $     --      $     4,503    $     --      $     --

Operating Expenses                                      688           --               1          5,159           314          --
                                                -----------    -----------    ----------    -----------    ----------    ----------
Operating Income (Loss)                                (688)          --              (1)          (656)         (314)         --
                                                -----------    -----------    ----------    -----------    ----------    ----------

Other Income (Expense)                                 --             --            --             --            --            --

Income (Loss) From Subsidiaries                        --             --            --             --            --            --

Fixed Charges                                        (4,527)          --            --             --            --            --
                                                -----------    -----------    ----------    -----------    ----------    ----------

Income Before Taxes                                   3,839           --              (1)          (656)         (314)         --

Income Tax Expense (Benefit)                        (23,557)          --              (6)          (261)        2,165            (2)
                                                -----------    -----------    ----------    -----------    ----------    ----------

Income From Continuing Operations                    27,396           --               5           (395)       (2,479)            2

Income (Loss) From Discontinued
Operations (a)                                      (14,145)          --            --             --          (1,368)         --
                                                -----------    -----------    ----------    -----------    ----------    ----------

Net Income                                      $    13,251    $      --      $        5    $      (395)   $   (3,847)   $        2
                                                ===========    ===========    ==========    ===========    ==========    ==========

((a) The Company's construction subsidiaries were recorded as discontinued operations at September 30, 1994. InterCoast Oil & Gas Co., Continental Power Exchange, and GED Energy Services were recorded as discontinued in September 1996. In January of 1997, GED Energy Services and InterCoast Oil & Gas Co., including InterCoast Gas Services-(OK) and Medallion California Properties Co., were sold to KCS Energy, Inc.

(b) Capital Center II Limited Partnership, and Capital Center III Limited Partnership, Northgate Park Associates and Rivercenter Plaza Development Co., L.C. are accounted for in Midwest Capital Group, Inc.; Edge Technologies Inc., Utech Venture Capital Corporation and McLeod, Inc. are accounted for in MWR Investments Inc.; Founders Trust Company is accounted for in InterCoast Investment Group Inc.; Mycotech is accounted for in MidAmerican Capital Company. Synergics Inc. is accounted for in IWG Co. 8.; Tenaska III Texas Partners is accounted for in TPP, Inc.; Medallion California Properties Company and InterCoast Gas Services (OK) are accounted for in InterCoast Oil & Gas Co.

(c) During the second quarter of 1996, InterCoast Energy Company changed its name to MidAmerican Capital Company. In addition, a new subsidiary was formed under MidAmerican Capital Company, named InterCoast Energy Company.

                                                                       EXHIBIT A
                                                                    Page 7 of 27

                       MIDAMERICAN ENERGY HOLDINGS COMPANY
                        CONSOLIDATING STATEMENTS OF INCOME
                                   FORM U-3A-2
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                 (in thousands)


                                                InterCoast     InterCoast     InterCoast    Diversified                   Cimmred
                                                Investment       Global       Trade and     Electronics                   Capital
                                                 Group (b)     Management     Resources         Ltd.       Amgas Inc.     Company
                                                -----------    -----------    ----------    -----------    ----------    ----------

Operating Revenues                              $      --      $      --      $   68,523    $       729    $  105,894    $     --

Operating Expenses                                      960             95        70,307            700       110,522           119
                                                -----------    -----------    -----------   -----------    ----------    ----------

Operating Income (Loss)                                (960)           (95)       (1,784)            29        (4,628)         (119)
                                                -----------    -----------    ----------    -----------    ----------    ----------

Other Income (Expense)                                 (229)          --            --             --            --              27

Income (Loss) From Subsidiaries                        --             --            --             --            --            --

Fixed Charges                                          --             --            --             --            --            --
                                                -----------    -----------    ----------    -----------    ----------    ----------

Income Before Taxes                                  (1,189)           (95)       (1,784)            29        (4,628)          (92)

Income Tax Expense (Benefit)                           (417)           582          (723)            12        (1,809)          137
                                                -----------    -----------    ----------    -----------    ----------    ----------

Income From Continuing Operations                      (772)          (677)       (1,061)            17        (2,819)         (229)

Income (Loss) From Discontinued
  Operations (a)                                       --            1,993          --             --            --            --
                                                -----------    -----------    ----------    -----------    ----------    ----------

Net Income                                      $      (772)   $     1,316    $   (1,061)   $        17    $   (2,819)         (229)
                                                ===========    ===========    ==========    ===========    ==========    ==========

(a) The Company's construction subsidiaries were recorded as discontinued operations at September 30, 1994. InterCoast Oil & Gas Co., Continental Power Exchange, and GED Energy Services were recorded as discontinued in September 1996. In January of 1997, GED Energy Services and InterCoast Oil & Gas Co., including InterCoast Gas Services-(OK) and Medallion California Properties Co., were sold to KCS Energy, Inc.

(b) Capital Center II Limited Partnership, and Capital Center III Limited Partnership, Northgate Park Associates and Rivercenter Plaza Development Co., L.C. are accounted for in Midwest Capital Group, Inc.; Edge Technologies Inc., Utech Venture Capital Corporation and McLeod, Inc. are accounted for in MWR Investments Inc.; Founders Trust Company is accounted for in InterCoast Investment Group Inc.; Mycotech is accounted for in MidAmerican Capital Company. Synergics Inc. is accounted for in IWG Co. 8.; Tenaska III Texas Partners is accounted for in TPP, Inc.; Medallion California Properties Company and InterCoast Gas Services (OK) are accounted for in InterCoast Oil & Gas Co.

(c) During the second quarter of 1996, InterCoast Energy Company changed its name to MidAmerican Capital Company. In addition, a new subsidiary was formed under MidAmerican Capital Company, named InterCoast Energy Company.

                                                                       EXHIBIT A
                                                                    Page 8 of 27

                       MIDAMERICAN ENERGY HOLDINGS COMPANY
                        CONSOLIDATING STATEMENTS OF INCOME
                                   FORM U-3A-2
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                 (in thousands)


                                                 Cimmred        Cimmred                                       MWR
                                                  Energy        Leasing          DCCO           MWR        Investments      TTP,
                                                Company (b)     Company         Inc. (a)    Capital Inc.    Inc. (b)        Inc.(b)
                                                -----------    -----------    ----------    ------------   -----------   ----------

Operating Revenues                              $      --      $      --      $     --      $      --      $     --      $     --

Operating Expenses                                     --              118           149            120           120           198
                                                -----------    -----------    ----------    -----------    ----------    ----------

Operating Income (Loss)                                --             (118)         (149)          (120)         (120)         (198)
                                                -----------    -----------    ----------    -----------    ----------    ----------

Other Income (Expense)                                 --               43            49             83           258         1,505

Income (Loss) From Subsidiaries                        --             --            --             --            --            --

Fixed Charges                                          --             --              41           --             --           --
                                                -----------    -----------    ----------    -----------    ----------    ----------

Income Before Taxes                                    --              (75)         (141)           (37)          138         1,307

Income Tax Expense (Benefit)                            (29)          (249)          103           (299)          333           488
                                                -----------    -----------    ----------    -----------    ----------    ----------

Income From Continuing Operations                        29            174          (244)           262          (195)          819

Income (Loss) From Discontinued
  Operations (a)                                       --             --             914           --            --            --
                                                -----------    -----------    ----------    -----------    ----------    ----------

Net Income                                      $        29    $       174    $      670    $       262    $     (195)   $      819
                                                ===========    ===========    ==========    ===========    ==========    ==========


(a) The Company's construction subsidiaries were recorded as discontinued operations at September 30, 1994. InterCoast Oil & Gas Co., Continental Power Exchange, and GED Energy Services were recorded as discontinued in September 1996. In January of 1997, GED Energy Services and InterCoast Oil & Gas Co., including InterCoast Gas Services-(OK) and Medallion California Properties Co., were sold to KCS Energy, Inc.

(b) Capital Center II Limited Partnership, and Capital Center III Limited Partnership, Northgate Park Associates and Rivercenter Plaza Development Co., L.C. are accounted for in Midwest Capital Group, Inc.; Edge Technologies Inc., Utech Venture Capital Corporation and McLeod, Inc. are accounted for in MWR Investments Inc.; Founders Trust Company is accounted for in InterCoast Investment Group Inc.; Mycotech is accounted for in MidAmerican Capital Company. Synergics Inc. is accounted for in IWG Co. 8.; Tenaska III Texas Partners is accounted for in TPP, Inc.; Medallion California Properties Company and InterCoast Gas Services (OK) are accounted for in InterCoast Oil & Gas Co.

(c) During the second quarter of 1996, InterCoast Energy Company changed its name to MidAmerican Capital Company. In addition, a new subsidiary was formed under MidAmerican Capital Company, named InterCoast Energy Company.

                                                                       EXHIBIT A
                                                                    Page 9 of 27

                       MIDAMERICAN ENERGY HOLDINGS COMPANY
                        CONSOLIDATING STATEMENTS OF INCOME
                                   FORM U-3A-2
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                 (in thousands)



                                                                        Cornhusker     InterCoast       InterCoast
                                                          UNITRAIN       Railcar          Gas             Energy
                                                            Inc.         Service        Services          Co. (c)
                                                         ----------     ----------     ----------      -----------

Operating Revenues                                       $    5,349     $    6,101     $   35,348      $     --

Operating Expenses                                            3,185          6,103         35,619           2,574
                                                         ----------     ----------     ----------      ----------

Operating Income (Loss)                                       2,164             (2)          (271)         (2,574)
                                                         ----------     ----------     ----------      ----------

Other Income (Expense)                                         --             --             --               109

Income (Loss) From Subsidiaries                                --             --             --              --

Fixed Charges                                                  --               21           --             2,530
                                                         ----------     ----------     ----------      ----------

Income Before Taxes                                           2,164            (23)          (271)         (4,995)

Income Tax Expense (Benefit)                                    896             76            (95)         20,841
                                                         ----------     ----------     ----------      ----------

Income From Continuing Operations                             1,268            (99)          (176)        (25,836)

Income (Loss) From Discontinued Operations (a)                 --             --             --             4,862
                                                         ----------     ----------     ----------      ----------

Net Income                                               $    1,268     $      (99)    $     (176)     $  (20,974)
                                                         ==========     ==========     ==========      ==========



(a) The Company's construction subsidiaries were recorded as discontinued operations at September 30, 1994. InterCoast Oil & Gas Co., Continental Power Exchange, and GED Energy Services were recorded as discontinued in September 1996. In January of 1997, GED Energy Services and InterCoast Oil & Gas Co., including InterCoast Gas Services-(OK) and Medallion California Properties Co., were sold to KCS Energy, Inc.

(b) Capital Center II Limited Partnership, and Capital Center III Limited Partnership, Northgate Park Associates and Rivercenter Plaza Development Co., L.C. are accounted for in Midwest Capital Group, Inc.; Edge Technologies Inc., Utech Venture Capital Corporation and McLeod, Inc. are accounted for in MWR Investments Inc.; Founders Trust Company is accounted for in InterCoast Investment Group Inc.; Mycotech is accounted for in MidAmerican Capital Company. Synergics Inc. is accounted for in IWG Co. 8.; Tenaska III Texas Partners is accounted for in TPP, Inc.; Medallion California Properties Company and InterCoast Gas Services (OK) are accounted for in InterCoast Oil & Gas Co.

(c) During the second quarter of 1996, InterCoast Energy Company changed its name to MidAmerican Capital Company. In addition, a new subsidiary was formed under MidAmerican Capital Company, named InterCoast Energy Company.

                                                                      EXHIBIT A
                                                                   Page 10 of 27

                      MIDAMERICAN ENERGY HOLDINGS COMPANY
                  CONSOLIDATING STATEMENTS OF RETAINED EARNINGS
                                   FORM U-3A-2
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                 (in thousands)
                                                                                      Consolidated    Consolidated     Consolidated
                                         Consolidated                   MidAmerican    MidAmerican      Midwest        MidAmerican
                                          MidAmerican                      Energy        Energy         Capital          Capital
                                        Energy Holdings                   Holdings      Company        Group Inc.       Company
                                            Company      Eliminations     Company       (page 11)       (page 12)      (pages 13-18)
                                        ---------------  ------------   -----------   ------------    -------------    ------------

Retained Earnings, Beginning of Year    $      430,589   $  (468,986)   $   430,832    $   430,583    $    (28,307)    $    66,467

Net Income                                     131,046      (123,893)       130,904        144,570             190         (20,725)

Cash Dividends Declared                        120,770      (120,770)       120,770        120,770            --              --

Noncash Dividends Declared                        --         (31,143)          --           31,143            --              --

Other Deducts                                     (106)         (202)          --               (6)            (89)            191
                                        --------------   -----------    -----------    -----------    ------------     -----------
Retained Earnings, End of Year          $      440,971   $  (440,764)   $   440,966    $   423,246    $    (28,028)    $    45,551
                                        ==============   ===========    ===========    ===========    ============     ===========

(a) The Company's construction subsidiaries were recorded as discontinued operations at September 30, 1994. InterCoast Oil & Gas Co., Continental Power Exchange, and GED Energy Services were recorded as discontinued in September 1996. In January of 1997, GED Energy Services and InterCoast Oil & Gas Co., including InterCoast Gas Services-(OK) and Medallion California Properties Co., were sold to KCS Energy, Inc.

(b) Capital Center II Limited Partnership, and Capital Center III Limited Partnership, Northgate Park Associates and Rivercenter Plaza Development Co., L.C. are accounted for in Midwest Capital Group, Inc.; Edge Technologies Inc., Utech Venture Capital Corporation and McLeod, Inc. are accounted for in MWR Investments Inc.; Founders Trust Company is accounted for in InterCoast Investment Group Inc.; Mycotech is accounted for in MidAmerican Capital Company. Synergics Inc. is accounted for in IWG Co. 8.; Tenaska III Texas Partners is accounted for in TPP, Inc.; Medallion California Properties Company and InterCoast Gas Services (OK) are accounted for in InterCoast Oil & Gas Co.

(c) During the second quarter of 1996, InterCoast Energy Company changed its name to MidAmerican Capital Company. In addition, a new subsidiary was formed under MidAmerican Capital Company, named InterCoast Energy Company.

                                                                       EXHIBIT A
                                                                   Page 11 of 27

                       MIDAMERICAN ENERGY HOLDINGS COMPANY
                  CONSOLIDATING STATEMENTS OF RETAINED EARNINGS
                                   FORM U-3A-2
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                 (in thousands)


                                              Consolidated
                                               MidAmerican                         MidAmerican                         MidAmerican
                                                 Energy                              Energy            CBEC              Energy
                                                 Company         Eliminations       Company           Railway          Financing
                                              ------------       ------------      -----------       ----------        -----------

Retained Earnings, Beginning of Year          $  430,583         $     --          $  430,589        $       (6)       $     --

Net Income                                       144,570                  (9)         144,570              --                    9

Cash Dividends Declared                          120,770                  (9)         120,770              --                    9

Noncash Dividends Declared                        31,143               --              31,143              --                --

Other Deducts                                         (6)              --                --                  (6)             --
                                              ----------         -----------       ----------        ----------        -----------

Retained Earnings, End of Year                $  423,246         $     --          $  423,246        $     --          $     --
                                              ==========         ===========       ==========        ==========        ===========



(a) The Company's construction subsidiaries were recorded as discontinued operations at September 30, 1994. InterCoast Oil & Gas Co., Continental Power Exchange, and GED Energy Services were recorded as discontinued in September 1996. In January of 1997, GED Energy Services and InterCoast Oil & Gas Co., including InterCoast Gas Services-(OK) and Medallion California Properties Co., were sold to KCS Energy, Inc.

(b) Capital Center II Limited Partnership, and Capital Center III Limited Partnership, Northgate Park Associates and Rivercenter Plaza Development Co., L.C. are accounted for in Midwest Capital Group, Inc.; Edge Technologies Inc., Utech Venture Capital Corporation and McLeod, Inc. are accounted for in MWR Investments Inc.; Founders Trust Company is accounted for in InterCoast Investment Group Inc.; Mycotech is accounted for in MidAmerican Capital Company. Synergics Inc. is accounted for in IWG Co. 8.; Tenaska III Texas Partners is accounted for in TPP, Inc.; Medallion California Properties Company and InterCoast Gas Services (OK) are accounted for in InterCoast Oil & Gas Co.

(c) During the second quarter of 1996, InterCoast Energy Company changed its name to MidAmerican Capital Company. In addition, a new subsidiary was formed under MidAmerican Capital Company, named InterCoast Energy Company.

                                                                       EXHIBIT A
                                                                   Page 12 of 27

                       MIDAMERICAN ENERGY HOLDINGS COMPANY
                  CONSOLIDATING STATEMENTS OF RETAINED EARNINGS
                                   FORM U-3A-2
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                 (in thousands)

                                            Consolidated
                                              Midwest                                Midwest         Dakota Dunes
                                              Capital                             Capital Group       Development      Middlewood
                                             Group Inc.       Eliminations          Inc. (b)            Company        Mall, Inc.
                                            ----------        ------------        -------------      -------------      -----------

Retained Earnings, Beginning of Year        $  (28,307)        $   13,931         $  (28,205)        $   (6,380)        $   (7,653)

Net Income                                         190                109                190             (1,063)               954

Cash Dividends Declared                           --                 --                 --                 --                 --

Noncash Dividends Declared                        --                 (448)              --                 --                  448

Other Deducts                                      (89)               (89)              --                 --                 --
                                            ----------         ----------         ----------         ----------         ----------

Retained Earnings, End of Year              $  (28,028)        $   14,577         $  (28,015)        $   (7,443)        $   (7,147)
                                            ==========         ==========         ==========         ==========         ==========


(a) The Company's construction subsidiaries were recorded as discontinued operations at September 30, 1994. InterCoast Oil & Gas Co., Continental Power Exchange, and GED Energy Services were recorded as discontinued in September 1996. In January of 1997, GED Energy Services and InterCoast Oil & Gas Co., including InterCoast Gas Services-(OK) and Medallion California Properties Co., were sold to KCS Energy, Inc.

(b) Capital Center II Limited Partnership, and Capital Center III Limited Partnership, Northgate Park Associates and Rivercenter Plaza Development Co., L.C. are accounted for in Midwest Capital Group, Inc.; Edge Technologies Inc., Utech Venture Capital Corporation and McLeod, Inc. are accounted for in MWR Investments Inc.; Founders Trust Company is accounted for in InterCoast Investment Group Inc.; Mycotech is accounted for in MidAmerican Capital Company. Synergics Inc. is accounted for in IWG Co. 8.; Tenaska III Texas Partners is accounted for in TPP, Inc.; Medallion California Properties Company and InterCoast Gas Services (OK) are accounted for in InterCoast Oil & Gas Co.

(c) During the second quarter of 1996, InterCoast Energy Company changed its name to MidAmerican Capital Company. In addition, a new subsidiary was formed under MidAmerican Capital Company, named InterCoast Energy Company.

                                                                       EXHIBIT A
                                                                   Page 13 of 27

                       MIDAMERICAN ENERGY HOLDINGS COMPANY
                  CONSOLIDATING STATEMENTS OF RETAINED EARNINGS
                                   FORM U-3A-2
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                 (in thousands)

                                           Consolidated
                                            MidAmerican                       MidAmerican
                                              Capital                           Capital      InterCoast
                                              Company        Eliminations     Company (b)    Capital Co.   IWG Co. 3    IWG Co. 4
                                            -----------      ------------    ------------    -----------   ---------   -----------

Retained Earnings, Beginning of Year        $    66,467      $   (126,608)   $     66,467    $   100,213   $  15,272   $   (3,170)

Net Income                                      (20,725)            4,615         (20,725)        15,365       1,196         (504)

Cash Dividends Declared                            --                --              --             --          --           --

Noncash Dividends Declared                         --                --              --             --          --           --

Other Deducts                                       191               886             191           --          --           --
                                            -----------      ------------    ------------    -----------   ---------   ----------

Retained Earnings, End of Year              $    45,551      $   (122,879)   $     45,551    $   115,578   $  16,468   $   (3,674)
                                            ===========      ============    ============    ===========   =========   ==========


(a) The Company's construction subsidiaries were recorded as discontinued operations at September 30, 1994. InterCoast Oil & Gas Co., Continental Power Exchange, and GED Energy Services were recorded as discontinued in September 1996. In January of 1997, GED Energy Services and InterCoast Oil & Gas Co., including InterCoast Gas Services-(OK) and Medallion California Properties Co., were sold to KCS Energy, Inc.

(b) Capital Center II Limited Partnership, and Capital Center III Limited Partnership, Northgate Park Associates and Rivercenter Plaza Development Co., L.C. are accounted for in Midwest Capital Group, Inc.; Edge Technologies Inc., Utech Venture Capital Corporation and McLeod, Inc. are accounted for in MWR Investments Inc.; Founders Trust Company is accounted for in InterCoast Investment Group Inc.; Mycotech is accounted for in MidAmerican Capital Company. Synergics Inc. is accounted for in IWG Co. 8.; Tenaska III Texas Partners is accounted for in TPP, Inc.; Medallion California Properties Company and InterCoast Gas Services (OK) are accounted for in InterCoast Oil & Gas Co.

(c) During the second quarter of 1996, InterCoast Energy Company changed its name to MidAmerican Capital Company. In addition, a new subsidiary was formed under MidAmerican Capital Company, named InterCoast Energy Company.

                                                                      EXHIBIT A
                                                                   Page 14 of 27

                       MIDAMERICAN ENERGY HOLDINGS COMPANY
                  CONSOLIDATING STATEMENTS OF RETAINED EARNINGS
                                   FORM U-3A-2
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                 (in thousands)


                                            InterCoast    InterCoast                                   InterCoast
                                             Ventures       Power                                     Gas Marketing     InterCoast
                                             Company       Company      IWG Co. 8 (b)    IWG Co. 9      Company          Windriver
                                            ----------    ----------    -------------    ---------    -------------     ----------

Retained Earnings, Beginning of Year        $  (4,075)    $    (552)    $     (4,306)    $   4,915    $      3,696      $     (99)

Net Income                                        (35)       (5,281)          (3,148)          681            (134)            (1)

Cash Dividends Declared                          --            --               --            --              --             --

Noncash Dividends Declared                       --            --               --            --              --             --

Other Deducts                                    --            --               --            --              --             --
                                            ---------     ---------     ------------     ---------     -----------      ---------

Retained Earnings, End of Year              $  (4,110)    $  (5,833)    $     (7,454)    $   5,596     $     3,562      $    (100)
                                            =========     =========     ============     =========     ===========      =========


(a) The Company's construction subsidiaries were recorded as discontinued operations at September 30, 1994. InterCoast Oil & Gas Co., Continental Power Exchange, and GED Energy Services were recorded as discontinued in September 1996. In January of 1997, GED Energy Services and InterCoast Oil & Gas Co., including InterCoast Gas Services-(OK) and Medallion California Properties Co., were sold to KCS Energy, Inc.

(b) Capital Center II Limited Partnership, and Capital Center III Limited Partnership, Northgate Park Associates and Rivercenter Plaza Development Co., L.C. are accounted for in Midwest Capital Group, Inc.; Edge Technologies Inc., Utech Venture Capital Corporation and McLeod, Inc. are accounted for in MWR Investments Inc.; Founders Trust Company is accounted for in InterCoast Investment Group Inc.; Mycotech is accounted for in MidAmerican Capital Company. Synergics Inc. is accounted for in IWG Co. 8.; Tenaska III Texas Partners is accounted for in TPP, Inc.; Medallion California Properties Company and InterCoast Gas Services (OK) are accounted for in InterCoast Oil & Gas Co.

(c) During the second quarter of 1996, InterCoast Energy Company changed its name to MidAmerican Capital Company. In addition, a new subsidiary was formed under MidAmerican Capital Company, named InterCoast Energy Company.

                                                                       EXHIBIT A
                                                                   Page 15 of 27

                      MIDAMERICAN ENERGY HOLDINGS COMPANY
                  CONSOLIDATING STATEMENTS OF RETAINED EARNINGS
                                   FORM U-3A-2
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                 (in thousands)


                                            GED &                       InterCoast
                                          InterCoast    InterCoast        Energy         InterCoast      Continental       Iowa
                                           Oil &          Sierra       Marketing and       Power            Power         Illinois
                                          Gas (a)(b)      Power        Services Co.      Marketing       Exch. (a)       Ventures
                                          ----------    ----------     -------------     -----------     -----------     ---------

Retained Earnings, Beginning of Year      $  23,779     $     (25)     $       (127)     $     (751)     $   (1,781)     $    (54)

Net Income                                   13,251         --                    5            (395)         (3,847)            2

Cash Dividends Declared                        --           --                --              --               --           --

Noncash Dividends Declared                     --           --                --              --               --           --

Other Deducts                                  --           --                --              --               --           --
                                          ---------     ---------      ------------      -----------     ----------      --------

Retained Earnings, End of Year            $  37,030     $     (25)     $       (122)     $   (1,146)     $   (5,628)     $    (52)
                                          =========     =========      ============      ==========      ==========      ========


(a) The Company's construction subsidiaries were recorded as discontinued operations at September 30, 1994. InterCoast Oil & Gas Co., Continental Power Exchange, and GED Energy Services were recorded as discontinued in September 1996. In January of 1997, GED Energy Services and InterCoast Oil & Gas Co., including InterCoast Gas Services-(OK) and Medallion California Properties Co., were sold to KCS Energy, Inc.

(b) Capital Center II Limited Partnership, and Capital Center III Limited Partnership, Northgate Park Associates and Rivercenter Plaza Development Co., L.C. are accounted for in Midwest Capital Group, Inc.; Edge Technologies Inc., Utech Venture Capital Corporation and McLeod, Inc. are accounted for in MWR Investments Inc.; Founders Trust Company is accounted for in InterCoast Investment Group Inc.; Mycotech is accounted for in MidAmerican Capital Company. Synergics Inc. is accounted for in IWG Co. 8.; Tenaska III Texas Partners is accounted for in TPP, Inc.; Medallion California Properties Company and InterCoast Gas Services (OK) are accounted for in InterCoast Oil & Gas Co.

(c) During the second quarter of 1996, InterCoast Energy Company changed its name to MidAmerican Capital Company. In addition, a new subsidiary was formed under MidAmerican Capital Company, named InterCoast Energy Company.

                                                                       EXHIBIT A
                                                                   Page 16 of 27

                       MIDAMERICAN ENERGY HOLDINGS COMPANY
                  CONSOLIDATING STATEMENTS OF RETAINED EARNINGS
                                   FORM U-3A-2
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                 (in thousands)


                                            InterCoast     InterCoast     InterCoast      Diversified                   Cimmred
                                            Investment       Global        Trade &        Electronics                   Capital
                                            Group (b)      Management      Resouces          Ltd.         Amgas Inc.    Company
                                            -----------    ----------     ----------      -----------     ----------    ---------

Retained Earnings, Beginning of Year        $     (296)    $     (87)     $      --       $     --        $  (2,551)    $  2,195

Net Income                                        (772)        1,316           (1,061)            17         (2,819)        (229)

Cash Dividends Declared                          --             --               --             --             --           --

Noncash Dividends Declared                       --             --               --             --             --           --

Other Deducts                                    --             --               --           (1,077)          --           --
                                            ----------    ----------       ----------     ----------      --------      --------

Retained Earnings, End of Year              $   (1,068)   $    1,229       $   (1,061)    $    1,094      $  (5,370)    $  1,966
                                            ==========    ==========       ==========     ==========      =========     ========


((a) The Company's construction subsidiaries were recorded as discontinued operations at September 30, 1994. InterCoast Oil & Gas Co., Continental Power Exchange, and GED Energy Services were recorded as discontinued in September 1996. In January of 1997, GED Energy Services and InterCoast Oil & Gas Co., including InterCoast Gas Services-(OK) and Medallion California Properties Co., were sold to KCS Energy, Inc.

(b) Capital Center II Limited Partnership, and Capital Center III Limited Partnership, Northgate Park Associates and Rivercenter Plaza Development Co., L.C. are accounted for in Midwest Capital Group, Inc.; Edge Technologies Inc., Utech Venture Capital Corporation and McLeod, Inc. are accounted for in MWR Investments Inc.; Founders Trust Company is accounted for in InterCoast Investment Group Inc.; Mycotech is accounted for in MidAmerican Capital Company. Synergics Inc. is accounted for in IWG Co. 8.; Tenaska III Texas Partners is accounted for in TPP, Inc.; Medallion California Properties Company and InterCoast Gas Services (OK) are accounted for in InterCoast Oil & Gas Co.

(c) During the second quarter of 1996, InterCoast Energy Company changed its name to MidAmerican Capital Company. In addition, a new subsidiary was formed under MidAmerican Capital Company, named InterCoast Energy Company.

                                                                       EXHIBIT A


                      MIDAMERICAN ENERGY HOLDINGS COMPANY
                  CONSOLIDATING STATEMENTS OF RETAINED EARNINGS
                                   FORM U-3A-2
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                 (in thousands)


                                              Cimmred      Cimmred                      MWR           MWR
                                              Energy       Leasing       DCCO         Capital     Investments        TTP,
                                              Company      Company      Inc. (a)        Inc.       Inc. (b)        Inc. (b)
                                             --------      -------      --------      -------     -----------      --------
Retained Earnings, Beginning of Year         $  (657)      $    58      $  3,345      $ 5,284     $  (19,142)      $    212

Net Income                                        29           174           670          262           (195)           819

Cash Dividends Declared                        --            --             --           --             --            --

Noncash Dividends Declared                     --            --             --           --             --            --

Other Deducts                                  --            --              191         --             --            --
                                             -------       -------      --------      -------     ----------       --------

Retained Earnings, End of Year               $  (628)      $   232      $  3,824      $ 5,546     $  (19,337)      $  1,031
                                             =======       =======      ========      =======     ==========       ========


(a) The Company's construction subsidiaries were recorded as discontinued operations at September 30, 1994. InterCoast Oil & Gas Co., Continental Power Exchange, and GED Energy Services were recorded as discontinued in September 1996. In January of 1997, GED Energy Services and InterCoast Oil & Gas Co., including InterCoast Gas Services-(OK) and Medallion California Properties Co., were sold to KCS Energy, Inc.

(b) Capital Center II Limited Partnership, and Capital Center III Limited Partnership, Northgate Park Associates and Rivercenter Plaza Development Co., L.C. are accounted for in Midwest Capital Group, Inc.; Edge Technologies Inc., Utech Venture Capital Corporation and McLeod, Inc. are accounted for in MWR Investments Inc.; Founders Trust Company is accounted for in InterCoast Investment Group Inc.; Mycotech is accounted for in MidAmerican Capital Company. Synergics Inc. is accounted for in IWG Co. 8.; Tenaska III Texas Partners is accounted for in TPP, Inc.; Medallion California Properties Company and InterCoast Gas Services (OK) are accounted for in InterCoast Oil & Gas Co.

(c) During the second quarter of 1996, InterCoast Energy Company changed its name to MidAmerican Capital Company. In addition, a new subsidiary was formed under MidAmerican Capital Company, named InterCoast Energy Company.

                                                                       EXHIBIT A


                      MIDAMERICAN ENERGY HOLDINGS COMPANY
                  CONSOLIDATING STATEMENTS OF RETAINED EARNINGS
                                   FORM U-3A-2
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                 (in thousands)


                                                            Cornhusker     InterCoast      InterCoast
                                               UNITRAIN      Railcar           Gas          Energy
                                                 Inc.        Service        Services        Co. (c)
                                               --------     ----------     ----------      ----------

Retained Earnings, Beginning of Year           $ 3,994      $   1,318      $    --         $    --

Net Income                                       1,268            (99)          (176)        (20,974)

Cash Dividends Declared                            --            --             --              --

Noncash Dividends Declared                         --            --             --              --

Other Deducts                                      --            --             --              --
                                               -------       --------      ---------        --------

Retained Earnings, End of Year                 $ 5,262       $  1,219      $    (176)       $(20,974)
                                               =======       ========      =========        ========


(a) The Company's construction subsidiaries were recorded as discontinued operations at September 30, 1994. InterCoast Oil & Gas Co., Continental Power Exchange, and GED Energy Services were recorded as discontinued in September 1996. In January of 1997, GED Energy Services and InterCoast Oil & Gas Co., including InterCoast Gas Services-(OK) and Medallion California Properties Co., were sold to KCS Energy, Inc.

(b) Capital Center II Limited Partnership, and Capital Center III Limited Partnership, Northgate Park Associates and Rivercenter Plaza Development Co., L.C. are accounted for in Midwest Capital Group, Inc.; Edge Technologies Inc., Utech Venture Capital Corporation and McLeod, Inc. are accounted for in MWR Investments Inc.; Founders Trust Company is accounted for in InterCoast Investment Group Inc.; Mycotech is accounted for in MidAmerican Capital Company. Synergics Inc. is accounted for in IWG Co. 8.; Tenaska III Texas Partners is accounted for in TPP, Inc.; Medallion California Properties Company and InterCoast Gas Services (OK) are accounted for in InterCoast Oil & Gas Co.

(c) During the second quarter of 1996, InterCoast Energy Company changed its name to MidAmerican Capital Company. In addition, a new subsidiary was formed under MidAmerican Capital Company, named InterCoast Energy Company.

                                                                       Exhibit A
                                                                   Page 19 of 27

                       MIDAMERICAN ENERGY HOLDINGS COMPANY
                          CONSOLIDATING BALANCE SHEETS
                                   FORM U-3A-2
                             AS OF DECEMBER 31, 1996
                                 (in thousands)


                                              Consolidated                                Consolidated  Consolidated  Consolidated
                                               MidAmerican                   MidAmerican  MidAmerican     Midwest      MidAmerican
                                                 Energy                        Energy        Energy       Capital        Capital
                                                Holdings                      Holdings      Company       Group Inc.     Company
                                                Company       Eliminations    Company      (page 20)      (page 21)    (pages 22-27)
                                               -----------    ------------  ------------  -----------   -----------   ------------

Gross Utility Plant                            $ 4,783,643    $    (3,004)   $     --     $ 4,786,647   $     --      $     --
Less:  Accumulated Utility Depreciation          2,153,058         (1,447)         --       2,154,505         --            --
                                               -----------    -----------    ----------   -----------   ----------    ----------
  Net Utility Plant                              2,630,585         (1,557)         --       2,632,142         --            --
                                               -----------    -----------    ----------   -----------   ----------    ----------
Investment in Subsidiaries                            --       (1,239,095)    1,239,095          --           --
Other Property and Investments                     628,791         (5,016)         --         118,344       51,335       464,128
Power Purchase Contract                            190,897           --            --         190,897         --            --
Investment in Discontinued Operations              196,356           --            --            --           --         196,356
Current Assets                                     513,239         (4,942)          910       436,799       10,656        69,816
Other Assets                                       399,415           --             875       396,471          158         1,911
                                               -----------    -----------    ----------   -----------   ----------    ----------
  Total Assets                                 $ 4,559,283    $(1,250,610)   $1,240,880   $ 3,774,653   $   62,149    $  732,211
                                               ===========    ===========    ==========   ===========   ==========    ==========

Common Shareholders' Equity                    $ 1,239,946    $(1,239,095)   $1,239,941   $   986,825   $   53,434    $  198,841
Preferred Shares, not subject
  to mandatory redemption                           31,769           --            --          31,769         --            --
Preferred Shares, subject
  to mandatory redemption (d)                      150,000           --            --         150,000         --            --
Long-Term Debt (excluding current portion)       1,395,103         (6,573)         --       1,086,955        5,016       309,705
                                               -----------    -----------    ----------   -----------   ----------    ----------
  Total Capitalization                           2,816,818     (1,245,668)    1,239,941     2,255,549       58,450       508,546
                                               -----------    -----------    ----------   -----------   ----------    ----------
Power Purchase Contract                             97,504           --            --          97,504         --            --
Current Liabilities                                566,108         (4,942)          939       478,987          397        90,727
Other Liabilities                                1,078,853           --            --         942,613        3,302       132,938
                                               -----------    -----------    ----------   -----------   ----------    ----------
  Total Liabilities and Capitalization         $ 4,559,283    $(1,250,610)   $1,240,880   $ 3,774,653   $   62,149    $  732,211
                                               ===========    ===========    ==========   ===========   ==========    ==========


(a) The Company's construction subsidiaries were recorded as discontinued operations at September 30, 1994. InterCoast Oil & Gas Co., Continental Power Exchange, and GED Energy Services were recorded as discontinued in September 1996. In January of 1997, GED Energy Services and InterCoast Oil & Gas Co., including InterCoast Gas Services-(OK) and Medallion California Properties Co., were sold to KCS Energy, Inc.

(b) Capital Center II Limited Partnership, and Capital Center III Limited Partnership, Northgate Park Associates and Rivercenter Plaza Development Co., L.C. are accounted for in Midwest Capital Group, Inc.; Edge Technologies Inc., Utech Venture Capital Corporation and McLeod, Inc. are accounted for in MWR Investments Inc.; Founders Trust Company is accounted for in InterCoast Investment Group Inc.; Mycotech is accounted for in MidAmerican Capital Company. Synergics Inc. is accounted for in IWG Co. 8.; Tenaska III Texas Partners is accounted for in TPP, Inc.; Medallion California Properties Company and InterCoast Gas Services (OK) are accounted for in InterCoast Oil & Gas Co.

(c) During the second quarter of 1996, InterCoast Energy Company changed its name to MidAmerican Capital Company. In addition, a new subsidiary was formed under MidAmerican Capital Company, named InterCoast Energy Company.

(d)  Includes  MidAmerican-obligated mandatorily redeemable preferred securities
     of  subsidiary  trust  holding  solely  MidAmerican   junior   subordinated
     debentures.

                                                                       EXHIBIT A
                                                                   Page 20 of 27

                       MIDAMERICAN ENERGY HOLDINGS COMPANY
                          CONSOLIDATING BALANCE SHEETS
                                   FORM U-3A-2
                             AS OF DECEMBER 31, 1996
                                 (in thousands)

                                                 Consolidated
                                                 MidAmerican                          MidAmerican                   MidAmerican
                                                   Energy                                Energy         CBEC          Energy
                                                   Company         Eliminations         Company        Railway      Financing
                                                 ------------      ------------       ----------      ---------     -----------

Gross Utility Plant                               $4,786,647        $    --           $4,786,647        $ --          $   --
Less: Accumulated Utility Depreciation             2,154,505             --            2,154,505          --              --
                                                  ----------        ---------         ----------        ------        --------
 Net Utility Plant                                 2,632,142             --            2,632,142          --              --
                                                  ----------        ---------         ----------        ------        --------
Investment in Subsidiaries                              --             (5,319)             5,319          --              --
Other Property and Investments                       118,344         (103,090)           112,125         6,219         103,090
Power Purchase Contract                              190,897             --              190,897          --              --
Investment in Discontinued Operations                   --               --                 --            --              --
Current Assets                                       436,799           (3,992)           440,789             2            --
Other Assets                                         396,471             --              396,471          --              --
                                                  ----------        ---------         ----------        ------        --------
  Total Assets                                    $3,774,653        $(112,401)        $3,777,743        $6,221        $103,090
                                                  ==========        =========         ==========        ======        ========

Common Shareholders' Equity                       $  986,825        $  (5,319)        $  986,825        $2,229        $  3,090
Preferred Shares, not subject
  to mandatory redemption                             31,769             --               31,769          --              --
Preferred Shares, subject to
  mandatory redemption (d)                           150,000             --               50,000          --           100,000
Long-Term Debt (excluding current portion)         1,086,955         (103,090)         1,190,045          --              --
                                                  ----------        ---------         ----------        ------        --------
  Total Capitalization                             2,255,549         (108,409)         2,258,639         2,229         103,090
                                                  ----------        ---------         ----------        ------        --------
Power Purchase Contract                               97,504             --               97,504          --              --
Current Liabilities                                  478,987           (3,992)           478,987         3,992            --
Other Liabilities                                    942,613             --              942,613          --              --
                                                  ----------        ---------         ----------        ------        --------
  Total Liabilities and Capitalization            $3,774,653        $(112,401)        $3,777,743        $6,221        $103,090
                                                  ==========        =========         ==========        ======        ========


(a) The Company's construction subsidiaries were recorded as discontinued operations at September 30, 1994. InterCoast Oil & Gas Co., Continental Power Exchange, and GED Energy Services were recorded as discontinued in September 1996. In January of 1997, GED Energy Services and InterCoast Oil & Gas Co., including InterCoast Gas Services-(OK) and Medallion California Properties Co., were sold to KCS Energy, Inc.

(b) Capital Center II Limited Partnership, and Capital Center III Limited Partnership, Northgate Park Associates and Rivercenter Plaza Development Co., L.C. are accounted for in Midwest Capital Group, Inc.; Edge Technologies Inc., Utech Venture Capital Corporation and McLeod, Inc. are accounted for in MWR Investments Inc.; Founders Trust Company is accounted for in InterCoast Investment Group Inc.; Mycotech is accounted for in MidAmerican Capital Company. Synergics Inc. is accounted for in IWG Co. 8.; Tenaska III Texas Partners is accounted for in TPP, Inc.; Medallion California Properties Company and InterCoast Gas Services (OK) are accounted for in InterCoast Oil & Gas Co.

(c) During the second quarter of 1996, InterCoast Energy Company changed its name to MidAmerican Capital Company. In addition, a new subsidiary was formed under MidAmerican Capital Company, named InterCoast Energy Company.

(d)  Includes  MidAmerican-obligated mandatorily redeemable preferred securities
     of  subsidiary  trust  holding  solely  MidAmerican   junior   subordinated
     debentures.

                                                                       EXHIBIT A
                                                                   Page 21 of 27

                       MIDAMERICAN ENERGY HOLDINGS COMPANY
                          CONSOLIDATING BALANCE SHEETS
                                   FORM U-3A-2
                             AS OF DECEMBER 31, 1996
                                 (in thousands)

                                                 Consolidated                          Midwest          Dakota
                                                   Midwest                             Capital          Dunes
                                                   Capital                              Group         Development   Middlewood
                                                  Group Inc.       Eliminations        Inc. (b)         Company      Mall, Inc.
                                                 -----------       ------------       ---------       -----------   -----------

Gross Utility Plant                              $      --         $      --          $    --         $     --      $      --
Less: Accumulated Utility Depreciation                  --                --               --               --             --
  Net Utility Plant                                     --                --               --               --             --
Investment in Subsidiaries                              --             (14,032)          14,032             --             --
Other Property and Investments                        51,335               (21)           6,709           44,647           --
Power Purchase Contract                                 --                --               --               --             --
Investment in Discontinued Operations                   --                --               --               --             --
Current Assets                                        10,656           (28,972)          39,196              420              12
Other Assets                                             158              --                 27              131           --
                                                 -----------       -----------        ---------       ----------    ------------
  Total Assets                                   $    62,149       $   (43,025)       $  59,964       $   45,198    $         12
                                                 ===========       ===========        =========       ==========    ============

Common Shareholders' Equity                      $    53,434       $   (14,044)       $  53,446       $   13,582    $        450
Preferred Shares, not subject to
  mandatory redemption                                  --                --               --               --             --
Preferred Shares, subject to
  mandatory redemption                                  --                --               --               --             --
Long-Term Debt (excluding current portion)             5,016              --              5,016             --             --
                                                 -----------       -----------        ---------       ----------    ------------
  Total Capitalization                                58,450           (14,044)          58,462           13,582             450
                                                 -----------       -----------        ---------       ----------    ------------
Power Purchase Contract                                 --                --               --               --
Current Liabilities                                      397           (28,981)             762           29,056            (440)
Other Liabilities                                      3,302              --                740            2,560               2
                                                 -----------       -----------        ---------       ----------    ------------
  Total Liabilities and Capitalization           $    62,149       $   (43,025)       $  59,964       $   45,198    $         12
                                                 ===========       ===========        =========       ==========    ============


(a) The Company's construction subsidiaries were recorded as discontinued operations at September 30, 1994. InterCoast Oil & Gas Co., Continental Power Exchange, and GED Energy Services were recorded as discontinued in September 1996. In January of 1997, GED Energy Services and InterCoast Oil & Gas Co., including InterCoast Gas Services-(OK) and Medallion California Properties Co., were sold to KCS Energy, Inc.

(b) Capital Center II Limited Partnership, and Capital Center III Limited Partnership, Northgate Park Associates and Rivercenter Plaza Development Co., L.C. are accounted for in Midwest Capital Group, Inc.; Edge Technologies Inc., Utech Venture Capital Corporation and McLeod, Inc. are accounted for in MWR Investments Inc.; Founders Trust Company is accounted for in InterCoast Investment Group Inc.; Mycotech is accounted for in MidAmerican Capital Company. Synergics Inc. is accounted for in IWG Co. 8.; Tenaska III Texas Partners is accounted for in TPP, Inc.; Medallion California Properties Company and InterCoast Gas Services (OK) are accounted for in InterCoast Oil & Gas Co.

(c) During the second quarter of 1996, InterCoast Energy Company changed its name to MidAmerican Capital Company. In addition, a new subsidiary was formed under MidAmerican Capital Company, named InterCoast Energy Company.

(d)  Includes  MidAmerican-obligated mandatorily redeemable preferred securities
     of  subsidiary  trust  holding  solely  MidAmerican   junior   subordinated
     debentures.

                                                                       EXHIBIT A
                                                                   Page 22 of 27

                       MIDAMERICAN ENERGY HOLDINGS COMPANY
                          CONSOLIDATING BALANCE SHEETS
                                   FORM U-3A-2
                             AS OF DECEMBER 31, 1996
                                 (in thousands)

                                           Consolidated
                                            MidAmerican                      MidAmerican
                                              Capital                        Capital      InterCoast
                                              Company         Eliminations   Company (b)  Capital Co.   IWG Co. 3    IWG Co. 4
                                            -----------       ------------   -----------  -----------   ----------   ----------

Gross Utility Plant                         $      --         $      --      $     --     $      --     $     --     $     --
Less:  Accumulated Utility Depreciation            --                --            --            --           --           --
  Net Utility Plant                                --                --            --            --           --           --
Investment in Subsidiaries                         --            (383,899)      383,899          --           --           --
Other Property and Investments                  464,128              --          42,869       230,408       34,906        1,871
Power Purchase Contract                            --                --            --            --           --           --
Investment in Discontinued Operations           196,356              --            --            --           --           --
Current Assets                                   69,816          (287,340)       74,031         6,396       12,021        9,651
Other Assets                                      1,911              --           1,191          --           --           --
                                            -----------       -----------    ----------   -----------   ----------   ----------
  Total Assets                              $   732,211       $  (671,239)   $  501,990   $   236,804   $   46,927   $   11,522
                                            ===========       ===========    ==========   ===========   ==========   ==========

Common Shareholders' Equity                 $   198,841       $  (383,899)   $  198,842   $   235,009   $   16,468   $   (3,673)
Preferred Shares, not subject
  to mandatory redemption                          --                --            --            --           --           --
Preferred Shares, subject to
  mandatory redemption                             --                --            --            --           --           --
Long-Term Debt (excluding current portion)      309,705              --         225,000          --           --           --
                                            -----------       -----------    ----------   -----------   ----------   ----------
  Total Capitalization                          508,546          (383,899)      423,842       235,009       16,468       (3,673)
                                            -----------       -----------    ----------   -----------   ----------   ----------
Power Purchase Contract                            --                --            --            --           --           --
Current Liabilities                              90,727          (287,340)       90,073           481         --           --
Other Liabilities                               132,938              --         (11,925)        1,314       30,459       15,195
                                            -----------       -----------    ----------   -----------   ----------   ----------
  Total Liabilities and Capitalization      $   732,211       $  (671,239)   $  501,990   $   236,804   $   46,927   $   11,522
                                            ===========       ===========    ==========   ===========   ==========   ==========

(a) The Company's construction subsidiaries were recorded as discontinued operations at September 30, 1994. InterCoast Oil & Gas Co., Continental Power Exchange, and GED Energy Services were recorded as discontinued in September 1996. In January of 1997, GED Energy Services and InterCoast Oil & Gas Co., including InterCoast Gas Services-(OK) and Medallion California Properties Co., were sold to KCS Energy, Inc.

(b) Capital Center II Limited Partnership, and Capital Center III Limited Partnership, Northgate Park Associates and Rivercenter Plaza Development Co., L.C. are accounted for in Midwest Capital Group, Inc.; Edge Technologies Inc., Utech Venture Capital Corporation and McLeod, Inc. are accounted for in MWR Investments Inc.; Founders Trust Company is accounted for in InterCoast Investment Group Inc.; Mycotech is accounted for in MidAmerican Capital Company. Synergics Inc. is accounted for in IWG Co. 8.; Tenaska III Texas Partners is accounted for in TPP, Inc.; Medallion California Properties Company and InterCoast Gas Services (OK) are accounted for in InterCoast Oil & Gas Co.

(c) During the second quarter of 1996, InterCoast Energy Company changed its name to MidAmerican Capital Company. In addition, a new subsidiary was formed under MidAmerican Capital Company, named InterCoast Energy Company.

(d)  Includes  MidAmerican-obligated mandatorily redeemable preferred securities
     of  subsidiary  trust  holding  solely  MidAmerican   junior   subordinated
     debentures.

                                                                       EXHIBIT A
                                                                   Page 23 of 27


                       MIDAMERICAN ENERGY HOLDINGS COMPANY
                          CONSOLIDATING BALANCE SHEETS
                                   FORM U-3A-2
                             AS OF DECEMBER 31, 1996
                                 (in thousands)


                                                 InterCoast     InterCoast                                  InterCoast
                                                  Ventures        Power                                    Gas Marketing  InterCoast
                                                  Company        Company       IWG Co.8(b)    IWG Co. 9       Company     Windriver
                                                 -----------    -----------    -----------   -----------    ----------   ----------

Gross Utility Plant                              $      --      $      --      $     --      $      --      $     --     $     --
Less:  Accumulated Utility Depreciation                 --             --            --             --            --           --
  Net Utility Plant                                     --             --            --             --            --           --
Investment in Subsidiaries                              --             --            --             --            --           --
Other Property and Investments                           171         10,614        10,633          9,275          --           --
Power Purchase Contract                                 --             --            --             --            --           --
Investment in Discontinued Operations                   --             --            --             --             288         --
Current Assets                                            77           --           2,660           --           3,275         --
Other Assets                                            --             --            --             --            --           --
                                                 -----------    -----------    ----------    -----------    ----------   ----------
  Total Assets                                   $       248    $    10,614    $   13,293    $     9,275    $    3,563   $     --
                                                 ===========    ===========    ==========    ===========    ==========   ==========

Common Shareholders' Equity                      $    (4,108)   $    (5,834)   $   (7,452)   $     5,597    $    3,563   $      (99)
Preferred Shares, not subject
  to mandatory redemption                               --             --            --             --            --           --
Preferred Shares, subject
  to mandatory redemption                               --             --            --             --            --           --
Long-Term Debt (excluding current portion)              --             --            --             --            --           --
                                                 -----------    -----------    ----------    -----------    ----------   ----------
  Total Capitalization                                (4,108)        (5,834)       (7,452)         5,597         3,563          (99)
                                                 -----------    -----------    ----------    -----------    ----------   ----------
Power Purchase Contract                                 --             --            --             --            --           --
Current Liabilities                                    3,868          2,208        26,894          4,488          --             99
Other Liabilities                                        488         14,240        (6,149)          (810)         --           --
                                                 -----------    -----------    ----------    -----------    ----------   ----------
  Total Liabilities and Capitalization           $       248    $    10,614    $   13,293    $     9,275    $    3,563   $     --
                                                 ===========    ===========    ==========    ===========    ==========   ==========



(a) The Company's construction subsidiaries were recorded as discontinued operations at September 30, 1994. InterCoast Oil & Gas Co., Continental Power Exchange, and GED Energy Services were recorded as discontinued in September 1996. In January of 1997, GED Energy Services and InterCoast Oil & Gas Co., including InterCoast Gas Services-(OK) and Medallion California Properties Co., were sold to KCS Energy, Inc.

(b) Capital Center II Limited Partnership, and Capital Center III Limited Partnership, Northgate Park Associates and Rivercenter Plaza Development Co., L.C. are accounted for in Midwest Capital Group, Inc.; Edge Technologies Inc., Utech Venture Capital Corporation and McLeod, Inc. are accounted for in MWR Investments Inc.; Founders Trust Company is accounted for in InterCoast Investment Group Inc.; Mycotech is accounted for in MidAmerican Capital Company. Synergics Inc. is accounted for in IWG Co. 8.; Tenaska III Texas Partners is accounted for in TPP, Inc.; Medallion California Properties Company and InterCoast Gas Services (OK) are accounted for in InterCoast Oil & Gas Co.

(c) During the second quarter of 1996, InterCoast Energy Company changed its name to MidAmerican Capital Company. In addition, a new subsidiary was formed under MidAmerican Capital Company, named InterCoast Energy Company.

(d)  Includes  MidAmerican-obligated mandatorily redeemable preferred securities
     of  subsidiary  trust  holding  solely  MidAmerican   junior   subordinated
     debentures.

                                                                       EXHIBIT A
                                                                   Page 24 of 27

                       MIDAMERICAN ENERGY HOLDINGS COMPANY
                          CONSOLIDATING BALANCE SHEETS
                                   FORM U-3A-2
                             AS OF DECEMBER 31, 1996
                                 (in thousands)

                                              GED &                      InterCoast
                                            InterCoast                     Energy        InterCoast    Continental
                                              Oil &       InterCoast    Marketing and      Power          Power      Iowa Illinois
                                            Gas (a)(b)    Sierra Pwr     Services Co.    Marketing      Exch. (a)      Ventures
                                            -----------   -----------   -------------    -----------   -----------   -------------

Gross Utility Plant                         $     --       $     --       $     --       $     --        $     --        $     --
Less: Accumulated Utility Depreciation            --             --             --             --              --              --
  Net Utility Plant                               --             --             --             --              --              --
Investment in Subsidiaries                        --             --             --             --              --              --
Other Property and Investments                    --             --             --              144            --              --
Power Purchase Contract                           --             --             --             --              --              --
Investment in Discontinued Operations          184,701           --             --             --             5,793            --
Current Assets                                    --             --               12            589            --              --
Other Assets                                      --             --                1           --              --              --
                                            ----------     ----------     ----------     ----------      ----------      ----------
  Total Assets                              $  184,701     $     --       $       13     $      733      $    5,793      $     --
                                            ==========     ==========     ==========     ==========      ==========      ==========

Common Shareholders' Equity                 $   37,033     $      (24)    $     (122)    $   (1,145)     $   (5,627)     $      (52)
Preferred Shares, not subject
  to mandatory redemption                         --             --             --             --              --              --
Preferred Shares, subject to
  mandatory redemption                            --             --             --             --              --              --
Long-Term Debt (excluding current portion)        --             --             --             --              --              --
                                            ----------     ----------     ----------     ----------      ----------      ----------
  Total Capitalization                          37,033            (24)          (122)        (1,145)         (5,627)            (52)
                                            ----------     ----------     ----------     ----------      ----------      ----------
Power Purchase Contract                           --             --             --             --              --              --
Current Liabilities                            147,668             24            172          1,883          11,420              52
Other Liabilities                                 --             --              (37)            (5)           --              --
                                            ----------     ----------     ----------     ----------      ----------      ----------
  Total Liabilities and Capitalization      $  184,701     $     --       $       13     $      733      $    5,793      $     --
                                            ==========     ==========     ==========     ==========      ==========      ==========

(a) The Company's construction subsidiaries were recorded as discontinued operations at September 30, 1994. InterCoast Oil & Gas Co., Continental Power Exchange, and GED Energy Services were recorded as discontinued in September 1996. In January of 1997, GED Energy Services and InterCoast Oil & Gas Co., including InterCoast Gas Services-(OK) and Medallion California Properties Co., were sold to KCS Energy, Inc.

(b) Capital Center II Limited Partnership, and Capital Center III Limited Partnership, Northgate Park Associates and Rivercenter Plaza Development Co., L.C. are accounted for in Midwest Capital Group, Inc.; Edge Technologies Inc., Utech Venture Capital Corporation and McLeod, Inc. are accounted for in MWR Investments Inc.; Founders Trust Company is accounted for in InterCoast Investment Group Inc.; Mycotech is accounted for in MidAmerican Capital Company. Synergics Inc. is accounted for in IWG Co. 8.; Tenaska III Texas Partners is accounted for in TPP, Inc.; Medallion California Properties Company and InterCoast Gas Services (OK) are accounted for in InterCoast Oil & Gas Co.

(c) During the second quarter of 1996, InterCoast Energy Company changed its name to MidAmerican Capital Company. In addition, a new subsidiary was formed under MidAmerican Capital Company, named InterCoast Energy Company.

(d)  Includes  MidAmerican-obligated mandatorily redeemable preferred securities
     of  subsidiary  trust  holding  solely  MidAmerican   junior   subordinated
     debentures.

                                                                       EXHIBIT A
                                                                   Page 25 of 27

                       MIDAMERICAN ENERGY HOLDINGS COMPANY
                          CONSOLIDATING BALANCE SHEETS
                                   FORM U-3A-2
                             AS OF DECEMBER 31, 1996
                                 (in thousands)

                                            InterCoast     InterCoast     InterCoast    Diversified                        Cimmred
                                            Investment       Global         Trade       Electronics                        Capital
                                             Group (b)     Management     Resources         Ltd.         Amgas Inc.        Company
                                            ----------     ----------     ----------    -----------      ----------      ----------

Gross Utility Plant                         $     --       $     --       $     --       $     --        $     --        $     --
Less: Accumulated Utility Depreciation            --             --             --             --              --              --
  Net Utility Plant                               --             --             --             --              --              --
Investment in Subsidiaries                        --             --             --             --              --              --
Other Property and Investments                     232           --              266            433           5,059              35
Power Purchase Contract                           --             --             --             --              --              --
Investment in Discontinued Operations             --            5,574           --             --              --              --
Current Assets                                    --                1         21,508          2,259          25,469           9,379
Other Assets                                      --             --               21             73              22            --
                                            ----------     ----------     ----------     ----------      ----------      ----------
  Total Assets                              $      232     $    5,575     $   21,795     $    2,765      $   30,550      $    9,414
                                            ==========     ==========     ==========     ==========      ==========      ==========

Common Shareholders' Equity                 $       39     $    1,231     $   (1,060)    $    1,167      $    1,432      $    5,837
Preferred Shares, not subject
  to mandatory redemption                         --             --             --             --              --              --
Preferred Shares, subject
  to mandatory redemption                         --             --             --             --              --              --
Long-Term Debt (excluding current portion)        --             --             --             --              --              --
                                            ----------     ----------     ----------     ----------      ----------      ----------
  Total Capitalization                              39          1,231         (1,060)         1,167           1,432           5,837
                                            ----------     ----------     ----------     ----------      ----------      ----------
Power Purchase Contract                           --             --             --             --              --              --
Current Liabilities                                575          4,391         22,855          1,598          29,397             480
Other Liabilities                                 (382)           (47)          --             --              (279)          3,097
                                            ----------     ----------     ----------     ----------      ----------      ----------
  Total Liabilities and Capitalization      $      232     $    5,575     $   21,795     $    2,765      $   30,550      $    9,414
                                            ==========     ==========     ==========     ==========      ==========      ==========


(a) The Company's construction subsidiaries were recorded as discontinued operations at September 30, 1994. InterCoast Oil & Gas Co., Continental Power Exchange, and GED Energy Services were recorded as discontinued in September 1996. In January of 1997, GED Energy Services and InterCoast Oil & Gas Co., including InterCoast Gas Services-(OK) and Medallion California Properties Co., were sold to KCS Energy, Inc.

(b) Capital Center II Limited Partnership, and Capital Center III Limited Partnership, Northgate Park Associates and Rivercenter Plaza Development Co., L.C. are accounted for in Midwest Capital Group, Inc.; Edge Technologies Inc., Utech Venture Capital Corporation and McLeod, Inc. are accounted for in MWR Investments Inc.; Founders Trust Company is accounted for in InterCoast Investment Group Inc.; Mycotech is accounted for in MidAmerican Capital Company. Synergics Inc. is accounted for in IWG Co. 8.; Tenaska III Texas Partners is accounted for in TPP, Inc.; Medallion California Properties Company and InterCoast Gas Services (OK) are accounted for in InterCoast Oil & Gas Co.

(c) During the second quarter of 1996, InterCoast Energy Company changed its name to MidAmerican Capital Company. In addition, a new subsidiary was formed under MidAmerican Capital Company, named InterCoast Energy Company.

(d)  Includes  MidAmerican-obligated mandatorily redeemable preferred securities
     of  subsidiary  trust  holding  solely  MidAmerican   junior   subordinated
     debentures.

                                                                       EXHIBIT A
                                                                   Page 26 of 27

                       MIDAMERICAN ENERGY HOLDINGS COMPANY
                          CONSOLIDATING BALANCE SHEETS
                                   FORM U-3A-2
                             AS OF DECEMBER 31, 1996
                                 (in thousands)

                                             Cimmred        Cimmred                                          MWR
                                             Energy         Leasing          DCCO            MWR          Investments        TTP,
                                             Company        Company        Inc. (a)      Capital Inc.      Inc. (b)       Inc. (b)
                                            ----------     ----------     ----------     ------------    -----------     ----------

Gross Utility Plant                         $     --       $     --       $     --       $     --        $     --        $     --
Less: Accumulated Utility Depreciation            --             --             --             --              --              --
  Net Utility Plant                               --             --             --             --              --              --
Investment in Subsidiaries                        --             --             --             --              --              --
Other Property and Investments                    --           29,977           --           23,037          48,293           3,491
Power Purchase Contract                           --             --             --             --              --              --
Investment in Discontinued Operations             --             --             --             --              --              --
Current Assets                                     406            360          6,799          1,977               1             505
Other Assets                                      --             --             --             --              --              --
                                            ----------     ----------     ----------     ----------      ----------      ----------
  Total Assets                              $      406     $   30,337     $    6,799     $   25,014      $   48,294      $    3,996
                                            ==========     ==========     ==========     ==========      ==========      ==========

Common Shareholders' Equity                 $      372     $      233     $    8,627     $    1,840      $   19,609      $    2,401
Preferred Shares, not subject
  to mandatory redemption                         --             --             --             --              --              --
Preferred Shares, subject
  to mandatory redemption                         --             --             --             --              --              --
Long-Term Debt (excluding current portion)        --             --             --             --              --              --
                                            ----------     ----------     ----------     ----------      ----------      ----------
  Total Capitalization                             372            233          8,627          1,840          19,609           2,401
                                            ----------     ----------     ----------     ----------      ----------      ----------
Power Purchase Contract                           --             --             --             --              --              --
Current Liabilities                                 69             29           --             (706)         26,216              23
Other Liabilities                                  (35)        30,075         (1,828)        23,880           2,469           1,572
                                            ----------     ----------     ----------     ----------      ----------      ----------
  Total Liabilities and Capitalization      $      406     $   30,337     $    6,799     $   25,014      $   48,294      $    3,996
                                            ==========     ==========     ==========     ==========      ==========      ==========


(a) The Company's construction subsidiaries were recorded as discontinued operations at September 30, 1994. InterCoast Oil & Gas Co., Continental Power Exchange, and GED Energy Services were recorded as discontinued in September 1996. In January of 1997, GED Energy Services and InterCoast Oil & Gas Co., including InterCoast Gas Services-(OK) and Medallion California Properties Co., were sold to KCS Energy, Inc.

(b) Capital Center II Limited Partnership, and Capital Center III Limited Partnership, Northgate Park Associates and Rivercenter Plaza Development Co., L.C. are accounted for in Midwest Capital Group, Inc.; Edge Technologies Inc., Utech Venture Capital Corporation and McLeod, Inc. are accounted for in MWR Investments Inc.; Founders Trust Company is accounted for in InterCoast Investment Group Inc.; Mycotech is accounted for in MidAmerican Capital Company. Synergics Inc. is accounted for in IWG Co. 8.; Tenaska III Texas Partners is accounted for in TPP, Inc.; Medallion California Properties Company and InterCoast Gas Services (OK) are accounted for in InterCoast Oil & Gas Co.

(c) During the second quarter of 1996, InterCoast Energy Company changed its name to MidAmerican Capital Company. In addition, a new subsidiary was formed under MidAmerican Capital Company, named InterCoast Energy Company.

(d)  Includes  MidAmerican-obligated mandatorily redeemable preferred securities
     of  subsidiary  trust  holding  solely  MidAmerican   junior   subordinated
     debentures.

                                                                       EXHIBIT A
                                                                   Page 27 of 27

                       MIDAMERICAN ENERGY HOLDINGS COMPANY
                          CONSOLIDATING BALANCE SHEETS
                                   FORM U-3A-2
                             AS OF DECEMBER 31, 1996
                                 (in thousands)

                                                                    Cornhusker        InterCoast        InterCoast
                                                  UNITRAIN           Railcar            Gas              Energy
                                                    Inc.             Service           Services          Co. (c)
                                                 ----------         ----------        -----------       ----------

Gross Utility Plant                              $     --           $     --           $     --         $     --
Less: Accumulated Utility Depreciation                 --                 --                 --               --
  Net Utility Plant                                    --                 --                 --               --
Investment in Subsidiaries                             --                 --                 --               --
Other Property and Investments                       10,312              2,092                 10             --
Power Purchase Contract                                --                 --                 --               --
Investment in Discontinued Operations                  --                 --                 --               --
Current Assets                                          811              2,158             12,302          164,509
Other Assets                                           --                  269               --                334
                                                 ----------         ----------         ----------       ----------
  Total Assets                                   $   11,123         $    4,519         $   12,312       $  164,843
                                                 ==========         ==========         ==========       ==========

Common Shareholders' Equity                      $    7,210              2,628         $     (175)      $   62,973
Preferred Shares, not subject
  to mandatory redemption                              --                 --                 --               --
Preferred Shares, subject
  to mandatory redemption                              --                 --                 --               --
Long-Term Debt (excluding current portion)             --                  205               --             84,500
                                                 ----------         ----------         ----------       ----------
  Total Capitalization                                7,210              2,833               (175)         147,473
                                                 ----------         ----------         ----------       ----------
Power Purchase Contract                                --                 --                 --               --
Current Liabilities                                     299              1,687             12,487          (10,663)
Other Liabilities                                     3,614                 (1)              --             28,033
                                                 ----------         ----------         ----------       ----------
  Total Liabilities and Capitalization           $   11,123         $    4,519         $   12,312       $  164,843
                                                 ==========         ==========         ==========       ==========


(a) The Company's construction subsidiaries were recorded as discontinued operations at September 30, 1994. InterCoast Oil & Gas Co., Continental Power Exchange, and GED Energy Services were recorded as discontinued in September 1996. In January of 1997, GED Energy Services and InterCoast Oil & Gas Co., including InterCoast Gas Services-(OK) and Medallion California Properties Co., were sold to KCS Energy, Inc.

(b) Capital Center II Limited Partnership, and Capital Center III Limited Partnership, Northgate Park Associates and Rivercenter Plaza Development Co., L.C. are accounted for in Midwest Capital Group, Inc.; Edge Technologies Inc., Utech Venture Capital Corporation and McLeod, Inc. are accounted for in MWR Investments Inc.; Founders Trust Company is accounted for in InterCoast Investment Group Inc.; Mycotech is accounted for in MidAmerican Capital Company. Synergics Inc. is accounted for in IWG Co. 8.; Tenaska III Texas Partners is accounted for in TPP, Inc.; Medallion California Properties Company and InterCoast Gas Services (OK) are accounted for in InterCoast Oil & Gas Co.

(c) During the second quarter of 1996, InterCoast Energy Company changed its name to MidAmerican Capital Company. In addition, a new subsidiary was formed under MidAmerican Capital Company, named InterCoast Energy Company.

(d)  Includes  MidAmerican-obligated mandatorily redeemable preferred securities
     of  subsidiary  trust  holding  solely  MidAmerican   junior   subordinated
     debentures.